CERTAIN INFORMATION IN
THIS EXHIBIT HAS BEEN
OMITTED AND FILED WITH THE
SECURTIES AND EXCHANGE
COMMISSION PURSUANT TO A
REQUEST FOR CONFIDENTIAL
TREATMENT FILED WITH THE
SEC AND IS MARKED BY AN
ASTERISK [*]
LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT MADE
AS OF MAY 4, 2007, AMONG BINGHAM MCCUTHCHEN LLP, LEGG MASON,
INC., BINGHAM LEGG ADVISERS LLC, WILMINGTON TRUST FSB, AND
WILMINGTON TRUST CORPORATION

CERTAIN INFORMATION IN
THIS EXHIBIT HAS BEEN
OMITTED AND FILED WITH THE
SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO A
REQUEST FOR CONFIDENTIAL
TREATMENT FILED WITH THE
SEC AND IS MARKED BY AN
ASTERISK [*]
LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
AMONG
BINGHAM MCCUTCHEN LLP,
LEGG MASON, INC.,
BINGHAM LEGG ADVISERS LLC,
WILMINGTON TRUST FSB, and
WILMINGTON TRUST CORPORATION
Made as of May 4, 2007

i

LIST OF EXHIBITS

A	Form of Employment Agreement
B	Form of Section 1445(b)(2) Affidavit
C-1	Form of First Notice to Trust Clients
C-2	Form of First Notice to Clients other than Funds and Trust Clients
C-3	Form of First Notice to Manager of each Fund
C-4	Form of First Notice to Fund Investors
D-1	Form of Second Notice to Trust Clients
D-2	Form of Second Notice to Clients other than Funds and Trust Clients
D-3	Form of Second Notice to Manager of each Fund
D-4	Form of Second Notice to Fund Investors
E-1	Changes to Fund Agreement of Bingham Legg Advisers Realty I, LLC
E-2	Changes to Fund Agreement of Bingham Legg Advisers Realty II, LLC
E-3	Changes to Fund Agreement of Bingham Legg Advisers Realty Venture I (AI) LLC
E-4	Changes to Fund Agreement of Bingham Legg Advisers Venture I (QP) LLC
F	Form of Berkshire Receipt and Release
LIST OF SCHEDULES

Schedule 3(a)(1)	BLA Revenue Run Rate at December 31, 2006
Schedule 4.3	Governmental Filings of BLA
Schedule 4.4(a)	Limited Liability Company Interests and Other Securities and Capital Account Balances
Schedule 4.5	Subsidiaries and Other Relationships
Schedule 4.7	Real and Personal Property
Schedule 4.8(a)	Client Agreements of BLA
Schedule 4.8(b)	Referral Arrangements
Schedule 4.10	Contracts
Schedule 4.11	Employment Arrangements
Schedule 4.12(a)	Financial Statements of BLA
Schedule 4.12(c)	Other Liabilities
Schedule 4.14	Ordinary Course of Business
Schedule 4.15	Regulatory Compliance
Schedule 4.18	Insurance Policies
Schedule 4.20	Certain Transactions
Schedule 4.21(a)	Amendments to BLA Qualified Plans
Schedule 4.21(d)	BLA Employee Plans
Schedule 4.21(h)	BLA Employee Benefit Plans — Aggregation
Schedule 6.3	WT — Governmental Filings
Schedule 6.4	WT — Litigation and Compliance with Laws; Non-Contravention
Schedule 7.2	Conduct of BLA Business
Schedule 10.11	UCC-1 Financing Statements

v

     THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (the “Agreement”) is made as of May 4, 2007, among BINGHAM MCCUTCHEN LLP, a Massachusetts limited liability partnership (“Bingham”), LEGG MASON, INC., a Maryland corporation (“Legg”) (such entities sometimes individually referred to herein as a “Seller” and collectively referred to herein as the “Sellers”), BINGHAM LEGG ADVISERS LLC, a Delaware limited liability company (“BLA”), WILMINGTON TRUST FSB, a federally-chartered savings bank (“WT”) and WILMINGTON TRUST CORPORATION, a Delaware corporation (“WTC”).
BACKGROUND
     A. BLA provides investment management, bookkeeping, tax planning, insurance consultation, bill paying, and other services to its clients.
     B. Bingham owns fifty percent (50%) and Legg owns fifty percent (50%) of all of the outstanding limited liability company interests of BLA (the “LLC Interests”).
     C. WT desires to purchase from Sellers, and the Sellers desire to sell to WT, all of the LLC Interests on the terms and conditions set forth herein.
     D. Sellers, BLA, WT and WTC intend that this Agreement memorialize their respective representations, warranties, covenants, and other agreements to induce each of them to execute and deliver this Agreement and the other Transaction Documents, as that term is defined herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:
     (a) “Adjusted Purchase Price” means (i) for purposes of Section 3(b), [*] minus the Tangible Book Value Shortfall and (ii) for purposes of Section 3(c), [*] minus the Tangible Book Value Shortfall.
     (b) “Adverse Claims” has the meaning set forth in Section 8-102(a)(1) of the Uniform Commercial Code of the State of New York.
     (c) “Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time and the rules and regulations of the SEC thereunder.
     (d) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to (1) vote 25% or
*	Confidential Treatment Requested by Wilmington Trust Corporation

more of the outstanding voting securities of a Person or (2) otherwise direct the management policies of a Person by contract or otherwise.
     (e) “Aggregate Balance” has the meaning assigned to that term in Section 8.4.
     (f) “Applicable Law” means all provisions applying to a Person or its property of: (1) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or orders of a Governmental Authority (including the SEC) having jurisdiction over the Person, (2) Governmental Approvals, and (3) orders, decisions, injunctions, judgments, awards, and decrees of or agreements with a Governmental Authority having jurisdiction over the Person.
     (g) “AUM” means, at any time, assets of any Client that at such time are under management or supervision by BLA (or, at all times after the Closing, under management or supervision of, or originated by, the Boston Revenue Center) as adviser, and with respect to which BLA (or at all times after the Closing, the Boston Revenue Center) is entitled to receive fees.
     (h) “Bankruptcy Code” means the U.S. Bankruptcy Code, as amended from time to time, and any successor to that code.
     (i) “Base Run Rate” means the Revenue Run Rate at December 31, 2006, after eliminating all fees attributable to Clients of BLA’s Los Angeles office.
     (j) “Berkshire” has the meaning assigned to that term in Section 4.22.
     (k) “Bingham Flex Plan” has the meaning assigned to that term in Section 8.4.
     (l) “BLA Employee Plan” has the meaning assigned to that term in Section 4.21(d).
     (m) “BLA Employees” has the meaning assigned to that term in Section 8.4.
     (n) “BLA Entities” means BLA and any Subsidiary of BLA, and the term “BLA Entity” means any one of the foregoing BLA Entities.
     (o) “BLA Qualified Plans” has the meaning assigned to that term in Section 4.21(a).
     (p) “Boston Revenue Center” means a separate revenue center that shall be established by WT after the Closing and to which shall be credited all (1) revenues, after any payments made to any trustee, for investment management, investment supervision, bookkeeping, tax planning, insurance consultation, administrative, and bill paying services, “12-b-1 fees,” and fees for shareholder support services or client servicing of WT or Transferee Entity Services generated by Consenting Clients, and (2) revenues, after any payments made to any trustee, for investment management, investment supervision, bookkeeping, tax planning, insurance consultation, administrative, and bill paying services, “12b-1 fees,” and fees for shareholder support services or client servicing of WT or Transferee Entity Services after any payments made to any trustee from new clients originated by personnel of WT or of any Transferee Entity who are located in the metropolitan Boston area, including personnel employed by BLA immediately prior to the Closing.
     (q) “Business Day” means any day (other than Saturday or Sunday) on which banks in New York, New York are open for business.
     (r) “Client” means, at any time, any Person who is at that time a customer or client of a BLA Entity, either directly or indirectly as an owner of an entity (including, without limitation, as a partner, member, shareholder, or other equity holder of a Person) to which a BLA Entity provides services. For purposes of this definition, services provided by a BLA Entity include, without limitation, investment management, bookkeeping, tax planning, insurance consultation, and bill paying services. For purposes of calculating the Purchase Price paid to Sellers after the Closing, “Client” shall include any client whose revenue is credited to the Boston Revenue Center, but shall exclude any entity that pays BLA (i) “12b-1” fees or (ii) fees for shareholder support services or client servicing.
     (s) “Closing” and “Closing Date” have the meanings assigned to those terms in Section 2.2.
     (t) “Closing Run Rate” means the Revenue Run Rate as of the Closing Date, attributable solely to Consenting Clients. These fees are calculated for each Consenting Client as follows: (1) for each Consenting Client who was a Client of BLA as of December 31, 2006, and whose investment advisory contract provides for the payment of a fee to BLA based upon a percentage of AUM, the calculation shall be made by taking that Consenting Client’s AUM as of December 31, 2006, increasing such AUM by net additions to the Consenting Client’s account between January 1, 2007 and the Closing Date, or reducing such AUM by the net withdrawals from the Consenting Client’s account between January 1, 2007 and the Closing Date, and applying to such adjusted AUM the fee schedule in effect as of the Closing Date; (2) for each Consenting Client who was not a Client of BLA as of December 31, 2006, and whose investment advisory contract provides for the payment of a fee to BLA based upon a percentage of AUM, the calculation shall be made by taking that Consenting Client’s AUM as of the Closing Date and applying to such AUM the fee schedule in effect as of the Closing Date; (3) for each Consenting Client that is a Fund, the calculation shall be made by taking the total invested capital and unfunded capital commitments of investors in the Fund as of the Closing Date and applying to such invested capital and unfunded capital commitments the fee schedules in effect for the Fund as of such date; and (iv) for each Consenting Client whose investment advisory contract provides for the payment of a flat fee or a fee based on the time spent by BLA in providing services to the Consenting Client, the calculation shall be made by taking the fees paid by such Consenting Client to BLA during the twelve months prior to the Closing Date (or, if such Consenting Client has been a Client of BLA for less than twelve months, then the fees paid by such Client during the period in which it has been a Client of BLA multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days during which the Client has been a Client of BLA). The Closing Run Rate shall exclude all fees attributable to Clients (x) of BLA’s Los Angeles office or (y) who have advised BLA in writing of their intention to close their accounts with BLA.
     (u) “COBRA” has the meaning assigned to that term in Section 4.21(b).
     (v) “Code” means the Internal Revenue Code of 1986, as amended from time to time, the rules and regulations of the IRS promulgated thereunder, or any corresponding federal tax statute enacted hereafter. A reference to a specific section of the Code refers to that section as well as any corresponding provision of any federal tax statute enacted hereafter, as that section is in effect on the date of application of the provisions hereof containing that reference.
     (w) “Confidential Information” includes, without limitation: (1) trade secrets relating to the business practices of any of the Parties or their Affiliates and other information pertaining to the goodwill of any of the Parties, Clients, or WT Clients; (2) “non-public personal information,” as that phrase is defined in Section 509 of Title V of the Gramm-Leach-Bliley Act and federal Regulation P promulgated thereunder by the Federal Reserve Board, of natural person Clients or WT Clients, except that, for purposes of this Agreement, that term shall extend to all such clients, present and former. “Non-public personal information” means (A) personally identifiable client financial information, including, without limitation, information provided to, or obtained by, any of BLA, WT, or WT’s Affiliates confidentially or on a non-public basis, and (B) any list, description, or other grouping of clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available; (3) proprietary financial products of any of BLA, WT, WT, or WT’s Affiliates, embodying the unique trade know-how and operational methods of any of BLA, WT, WT, or WT’s Affiliates, and, without limitation, all trade know-how, secrets, operational methods, pricing, investment policies, procedures, personnel, concepts, format, style, techniques, proprietary software, business strategies, business management strategies, and other financial information, and other business affairs of any of BLA, WTC, WT, or WT’s Affiliates that are unique to any of BLA, WTC, WT, or WT’s Affiliates and are made known to or learned by that party heretofore or hereafter; and (4) lists of Clients and WT Clients.
     (x) “Consent” has the meaning assigned to that term in Section 10.3(a).
     (y) “Consenting Client” means Clients from which BLA has received Consent to the Transactions contemplated by the Transaction Documents in accordance with Section 10.3 (including Clients that become Clients of BLA between the date of this Agreement and the Closing Date that have granted their Consent in accordance with Section 10.3 or that signed an investment advisory contract with BLA containing the required Consent), which Consent has not been withdrawn or modified as of the Closing Date.
     (z) “Consenting Client Revenue” means [*] of the Base Run Rate.
     (aa) “Deductible Amount” has the meaning assigned to that term in Section 12.3(a)(2).
     (bb) “Deferred Payments” means the payments, if any, WT is to make to Sellers under Sections 3(b) and 3(c).
     (cc) “Disclosing Party” has the meaning assigned to that term in Section 9.2(a).
     (dd) “Effective Time” has the meaning assigned to that term in Section 2.2.
     (ee) “Employee Plan” or “Plan” has the meaning assigned to that term in Section 4.21(d).
     (ff) “Employment Agreement” means the employment agreement between BLA and Simmons substantially in the form of Exhibit A.
     (gg) “Employment Arrangement” has the meaning assigned to that term in Section 4.11.
     (hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations of the United States Department of Labor and the IRS promulgated under it.
     (ii) “ERISA Plan” has the meaning assigned to that term in Section 4.19(e)(1).
     (jj) “Environmental Laws” has the meaning assigned to that term in Section 4.16(a).
     (kk) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
     (ll) “Existing LLC Agreement” means the First Amended and Restated Operating Agreement of BLA, as the same may have been amended from time to time.
     (mm) “Expiration Date” has the meaning assigned to that term in Section 12.7.
     (nn) “Financial Statements” has the meaning assigned to that term in Section 4.12(a).
     (oo) “Funds” has the meaning assigned to that term in Section 4.20.
*	Confidential Treatment Requested by Wilmington Trust Corporation

     (pp) “GAAP” means United States generally accepted accounting principles applied consistently with prior periods.
     (qq) “Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report or notice to a Governmental Authority (including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on).
     (rr) “Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, the SEC or any other government authority, agency, department, board, commission, or instrumentality of the United States or any foreign government or any state or other political subdivision thereof or any state insurance, accounting, securities, or banking authority (including the Massachusetts State Board of Accountancy), the Board of Governors of the Federal Reserve System, a Federal Reserve Bank, the Federal Deposit Insurance Corporation, the NASD (as that term is hereinafter defined), the NYSE (as that term is hereinafter defined), any other similar self-regulatory organization, and any court or tribunal of competent jurisdiction.
     (ss) “Guarantee” means, with respect to each Seller, such Seller’s Guarantee in favor of 45 Milk Street L.P., dated as of October 31, 2000, as a guarantor of that certain Agreement of Lease between 45 Milk Street, L.P., as Landlord, and Bingham Legg Advisers LLC, as Tenant, dated October 31, 2000, as the same may have been amended from time to time.
     (tt) “Immediate Family” means, with respect to any natural person, that person’s spouse, parents, grandparents, children, grandchildren, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law.
     (uu) “Indebtedness” means indebtedness for borrowed money, amounts owing for asset acquisitions (except current trade payables incurred in the ordinary course of business consistent with past practice), guarantees of third parties’ obligations, obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, and similar obligations.
     (vv) “Indemnified Party” means a Person entitled to be indemnified under Article 12 hereof.
     (ww) “Indemnifying Party” means a Person obligated to indemnify another Person under Article 12 hereof.
     (xx) “Investment Advisory Contract” means an agreement or arrangement for performing services (including current fee schedules) that involve acting as an “investment adviser” within the meaning of the Advisers Act.
     (yy) “IRS” means the United States Internal Revenue Service.
     (zz) “Knowledge” means that which a Person actually knows or should reasonably be expected to know. “Knowledge of BLA” shall mean Knowledge of the senior officers of BLA.
     (aaa) “Leased Real Property” has the meaning assigned to that term in Section 4.16.
     (bbb) “Licenses” means licenses, franchises, permits, and regulatory approvals.
     (ccc) “Lien” means a charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under federal or state securities laws (or rules and regulations thereunder) or laws relating to the regulation of brokers, dealers, investment advisers, investment companies, banks, insurance companies, and other regulated businesses), lien or encumbrance of any nature.
     (ddd) “Line of Credit” means the [*] (since increased to [*]) Revolving Demand Line of Credit dated December 2, 2003, between Boston Private Bank & Trust Company and BLA, as amended to date.
     (eee) “LLC Interests” has the meaning assigned to that term in the recitals.
     (fff) “Losses” has the meaning assigned to that term in Section 12.1.
     (ggg) “Material Adverse Effect” with respect to a Person or Persons means any change, effect, circumstance, development, event, occurrence or state of facts that, individually or in the aggregate, (1) has a material adverse effect on the business, assets, or condition (financial or otherwise) of that Person or Persons determined on a consolidated basis with respect to all Subsidiaries of that Person, or (2) could materially impair the ability of that Person to perform its obligations hereunder or under the other Transaction Documents. However, a “Material Adverse Effect” does not include an effect caused by (x) a change in accounting principles applicable to the Person to the extent required by Applicable Law or GAAP, or (y) (i) economic conditions affecting the economy as a whole of the United States and/or (ii) general financial market conditions (including changes in interest rates or changes in prices of publicly-traded securities generally); provided, however, that the exclusions in the preceding clause (y) shall not apply to the extent that such general conditions disproportionately affect the Person or Persons in question as compared to their effect on investment advisory firms generally.
     (hhh) “Maximum Amount” has the meaning assigned to that term in Section 12.3(b).
     (iii) “Metropolitan Statistical Area” of a city means that city’s metropolitan statistical area as defined by the United States Office of Management and Budget.
     (jjj) “Minimum Claim Amount” has the meaning assigned to that term in Section 12.3(a)(i).
     (kkk) “NASD” means the NASD, Inc. and any successor thereto.
     (lll) “NYSE” means The New York Stock Exchange, Inc. and any successor thereto.
     (mmm) “Party” means Bingham, Legg, BLA, WT or WTC and “Parties” means all Persons that qualify as a Party.
     (nnn) “Permitted Liens” means: (1) Liens for Taxes or assessments or other governmental charges not yet due and payable; (2) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (3) pledges or deposits of money securing bids, tenders, contracts or leases to which BLA is a party as lessee made in the ordinary course of business; (4) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of BLA; (5) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; (6) Liens presently existing or hereafter created pursuant to any agreements or commitments evidencing, or entered into by BLA in connection with, Indebtedness of BLA to be paid and discharged at Closing; (7) statutory Liens arising in the ordinary course of business; and (8) the ownership interests of the lessor or licensor of leased assets or licensed intellectual property, the terms of the lease agreement or license and Liens on the ownership interests of the lessor or licensor in such leased assets or licensed intellectual property.
     (ooo) “Person” means any individual, partnership, corporation, limited liability
*	Confidential Treatment Requested by Wilmington Trust Corporation

company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency, or political subdivision thereof.
     (ppp) “Pro Rata Share” means, with respect to each Seller, fifty percent (50%).
     (qqq) “PTE” has the meaning assigned to that term in Section 4.19(e)(2).
     (rrr) “Purchase Price” has the meaning assigned to that term in Article 3.
     (sss) [Intentionally Omitted]
     (ttt) “QPAM” has the meaning assigned to that term in Section 4.19(e)(2).
     (uuu) “Receiving Party” has the meaning assigned to that term in Section 9.2(a).
     (vvv) “Restricted Period” has the meaning assigned to that term in Section 7.5(a).
     (www) “Revenue Run Rate” means, as of the applicable date, the amount of fees of BLA (and, after the Closing, those of the Boston Revenue Center) on an annualized basis, after any payments made to any trustees. These fees shall be calculated in a manner consistent with the past practice of BLA as reflected on Schedule 4.8(a) hereto as follows: (1) for each Client whose investment advisory contract provides for the payment of a fee to BLA (or, after the Closing, the Boston Revenue Center) based upon a percentage of AUM, using that Client’s AUM as of the applicable date and the fee schedules in effect as of such date; (2) for each Client that is a Fund, using the total invested capital and unfunded capital commitments of investors in the Fund as of such date and the fee schedules in effect for the Fund as of such date; and (3) for each Client whose investment advisory contract provides for the payment of a flat fee or a fee based on the time spent by BLA (or, after the Closing, personnel of the Boston Revenue Center) in providing services to the Client, the fees paid by such Client to BLA (or, after the Closing, the Boston Revenue Center) during the twelve months prior to the Closing Date (or if such Client has been a Client of BLA or, after the Closing, the Boston Revenue Center, for less than twelve months, the fees paid by such Client during the period in which it has been a Client of BLA or, after the Closing, the Boston Revenue Center, multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days during which the Client has been a Client of BLA or, after the Closing, the Boston Revenue Center). Notwithstanding the foregoing or anything to the contrary herein, if, following the Closing, all or a portion of any administrative fee for any Fund is received by a Person other than WT, that fee or portion thereof nevertheless shall be deemed to be included in calculating the Revenue Run Rate and attributable to the Boston Revenue Center.
     (xxx) “Schedule Update” has the meaning assigned to that term in Section 9.6.
     (yyy) “SEC” means the United States Securities and Exchange Commission or any successor.
     (zzz) “Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder.
     (aaaa) “Seller Indemnitees” has the meaning assigned to that term in Section 12.2.
     (bbbb) “Similar Law” has the meaning assigned to that term in Section 4.19(e)(1).
     (cccc) “Simmons” means Peter Simmons, an individual residing at 2 Mystic Drive, South Dartmouth, Massachusetts 02748.
     (dddd) “Simmons Letter Agreement” means the letter agreement dated October 26, 2006, among BLA, the Sellers, and Simmons.

     (eeee) “Subsidiary” or “Subsidiaries” means any corporation, partnership, or other organization, whether incorporated or unincorporated, of which more than twenty-five percent (25%) of either the equity interests in, or the voting control of, that corporation, partnership, or other organization is beneficially owned by a Person, directly or indirectly, through Subsidiaries or otherwise, or of which a Person serves as the general partner or managing member.
     (ffff) “Tangible Book Value” means an amount equal to (1) the aggregate amount of all assets of BLA and its Subsidiaries (other than intangible assets, which includes, without limitation, goodwill, franchises, licenses, permits, trademarks and other similar assets) less (2) the aggregate amount of all liabilities of BLA, computed in accordance with GAAP, such liabilities to include, without limitation, any amounts payable to Berkshire by WT or BLA; provided, however, that accounts receivable more than 90 days past due shall be excluded from the computation in clause (1) under this Section 1(ffff).
     (gggg) “Tangible Book Value Shortfall” means the amount by which the Tangible Book Value at the Closing is less than [*]
     (hhhh) “Taxes” has the meaning assigned to that term in Section 4.19(a).
     (iiii) “Transactions” means the transactions contemplated by this Agreement and by any Transaction Documents delivered in connection with this Agreement.
     (jjjj) “Transaction Documents” means this Agreement, the Employment Agreement, and all other agreements, documents, instruments, and certificates executed in connection herewith or therewith and any and all exhibits and schedules appertaining thereto.
     (kkkk) “Transferee Entity” means any Affiliate of WT to which the business, assets, staff, or client accounts of the Boston Revenue Center are transferred.
     (llll) “Transferee Entity Services” means investment management, investment supervision, bookkeeping, tax planning, insurance consultation, administrative, and bill paying services, “12b-1 fees,” and fees for shareholder support services or client servicing of any Transferee Entity, but excludes services for business originated by staff of WT or any Transferee Entity who are acquired in an acquisition or employee lift-out after Closing.
     (mmmm) “Transferred Flexible Spending Accounts” has the meaning assigned to that term in Section 8.4.
     (nnnn) “2007 Run Rate Percentage” has the meaning assigned to that term in Section 3(b).
     (oooo) “2008 Run Rate Percentage” has the meaning assigned to that term in Section 3(c).
     (pppp) “WTC” means Wilmington Trust Corporation, a Delaware corporation or any successor.
     (qqqq) “WT Clients” means all clients of WT or any of its Affiliates, including, without limitation, all banking, lending, fiduciary, personal trust and agency, investment management, brokerage, corporate trust and agency, custody, escrow, special purpose vehicle, holding company, entity management, captive insurance, bookkeeping, collateral administration, and treasury operations services clients. For this purpose, BLA is not considered to be an Affiliate of WT.
     (rrrr) “WT Flex Plan” has the meaning assigned to that term in Section 8.4.
     (ssss) “WT Indemnitees” has the meaning assigned to that term in Section 12.1.
*	Confidential Treatment Requested by Wilmington Trust Corporation

     Section 1.2 Interpretation. For the purposes hereof (a) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, (c) the word “including” and words of similar import when used in this Agreement and the Schedules and Exhibits hereto shall mean “including without limitation” unless otherwise specified, (d) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (e) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmissions or comparable means of communication, (f) references to this “Agreement” shall be construed as a reference to this Agreement and references to any other agreement or document shall be construed as a reference to such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated or supplemented, (g) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision, and (h) references to any U.S. legal term for any law, action, remedy, proceeding, document, court, official, status, concept, state of affairs or thing include, in respect of any jurisdiction other than the United States, a reference to the nearest equivalent in such jurisdiction to that U.S. term.
ARTICLE 2
SALE AND PURCHASE OF LLC INTERESTS
     Section 2.1 Sale and Purchase. Subject to the terms, provisions, and conditions and on the basis of the representations, warranties, and covenants herein, Sellers shall sell and deliver to WT, and WT shall purchase from Sellers, all of the LLC Interests at the Closing free and clear of any Adverse Claims (other than Adverse Claims created by WT or any of its Affiliates) at the Purchase Price as set forth in Article 3.
     Section 2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111 at 11:00 a.m., local time, and be effective at the close of business on the closing date (the “Effective Time”), which shall be five Business Days after the fulfillment or waiver of each condition set forth in Articles 10 and 11 hereof (other than the conditions that are fulfilled or waived as a part of the Closing), or such other date as the Parties may mutually agree, that date being referred to herein as the “Closing Date.” The Parties shall use their reasonable best efforts to cause the conditions to Closing set forth in Articles 10 and 11 hereof to be satisfied as soon as practicable, and shall cause to be executed at Closing the Transaction Documents by the respective Parties to each of those documents.

ARTICLE 3
PAYMENT
     Subject to the terms and conditions hereof and as a part of these Transactions, WT shall pay or cause to be paid to Sellers, in cash, by wire transfer of immediately available funds to the bank accounts designated in writing by Sellers, the following amounts (the “Purchase Price”):
          (a) At Closing, [*], subject to adjustment as provided in Section 3(a)(1) and 3(a)(2) below:
(1)	If the Closing Run Rate is less than [*], but more than [*], of the Base Run Rate, then the Purchase Price payable at Closing shall be reduced in accordance with the following formula:
Reduction =            [*]
                       Base Run Rate
(2)	The Tangible Book Value Shortfall shall reduce the Purchase Price payable at Closing dollar for dollar.
The Revenue Run Rate at December 31, 2006 is attached hereto as Schedule 3(a)(1).
          (b) If the Revenue Run Rate at December 31, 2007 equals at least [*] of Consenting Client Revenue, then, by March 31, 2008, the Adjusted Purchase Price minus the amount previously paid to Sellers under Section 3(a). If the Revenue Run Rate at December 31, 2007, is less than [*] of Consenting Client Revenue, then WT shall not owe Sellers any Deferred Payment under this Section 3(b). If the Revenue Run Rate at December 31, 2007 is equal to or more than [*] but less than [*] (for purposes of the formula below, the “2007 Run Rate Percentage”) of Consenting Client Revenue, linear interpolation shall be used to determine the Deferred Payment payable under this Section 3(b), as follows:

[*]	x [*]
[*]
          (c) If the Revenue Run Rate at December 31, 2008 equals at least [*] of Consenting Client Revenue, then, by March 31, 2009, the Adjusted Purchase Price minus the amounts previously paid to Sellers under Sections 3(a) and (b). If the Revenue Run Rate at December 31, 2008, is less than [*] of Consenting Client Revenue, then WT shall not owe Sellers any Deferred Payment under this Section 3(c). If the Revenue Run Rate at December 31, 2008, is equal to or more than [*] but less than [*] (for purposes of the formula below, the “2008 Run Rate Percentage”) of Consenting Client Revenue, linear interpolation shall be used to determine the appropriate Deferred Payment payable under this Section 3(c), as follows:

[*]	x [*]
[*]
          (d) All payments to Sellers under this Article 3 shall be made to each of them in accordance with their respective Pro Rata Shares.
*	Confidential Treatment Requested by Wilmington Trust Corporation

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BLA TO WT
     BLA makes each of the following representations, warranties, and agreements to WT:
     Section 4.1 Organization. BLA is duly organized, validly existing, and in good standing under Delaware law, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires that qualification.
     Section 4.2 Authority. BLA has all requisite power and authority to (a) own its assets and conduct its business as presently carried on and as contemplated to be carried on after Closing and (b) execute, deliver, and perform this Agreement and each other Transaction Document to which it is to be a party. This Agreement and each other Transaction Document to be executed, delivered, and performed by BLA in connection with the Transactions have been duly and validly approved by all necessary action of BLA. This Agreement and each other Transaction Document to which BLA is a party represents or, when executed, will represent, the valid and legally binding obligation of BLA, enforceable against it in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter relating to creditors’ rights generally or (2) general principles of equity, whether asserted in a proceeding in equity or at law.
     Section 4.3 Governmental Filings; Non-Contravention. Except as set forth on Schedule 4.3, no notices, reports, applications, or other filings are required to be made by BLA with, nor are any Governmental Approvals required to be obtained by BLA from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation by BLA of the Transactions. Except as set forth on Schedule 4.3, the execution, delivery, and performance of this Agreement and each other Transaction Document to be executed, delivered, and performed by BLA in connection with the Transactions do not and will not: (a) violate the organizational documents of BLA; (b) violate, conflict with, or result in a default under any contract or obligation to which BLA is a party or by which any of BLA’s assets are bound; (c) violate or result in a violation of, or constitute a default under any law, regulation, or rule, or any order of or restriction imposed by any court or other Governmental Authority on, BLA or any of BLA’s properties; (d) require BLA to obtain any approval, consent, or waiver of, or make any filing with, any Person that has not been obtained or made, except as contemplated by Section 10.3, which approvals, consents, waivers, or filings, as applicable, shall have been received prior to Closing or at any earlier time required hereunder or under Applicable Laws; or (e) result in the creation or imposition of any Lien on any of the assets of BLA.
     Section 4.4 Capitalization.
          (a) The LLC Interests constitute all of the issued and outstanding equity interests of BLA. Schedule 4.4(a) lists by name and address each holder of LLC Interests and its capital account balance as of March 31, 2007. Except as set forth in Schedule 4.4(a), there are no (1) outstanding limited liability company interests or other securities of BLA, (2) outstanding options, warrants, puts, calls, commitments, agreements, contracts, or preemptive or other rights to purchase, issue, or otherwise acquire any LLC Interests or other securities of BLA, or (3) obligations or securities convertible into or exchangeable for LLC Interests or other securities of BLA. None of the LLC Interests is subject to any Adverse Claims.

          (b) There are no existing rights, agreements, or commitments obligating or that might obligate BLA to issue, transfer, sell, or redeem any securities.
     Section 4.5 Subsidiaries and Other Relationships. Except as set forth on Schedule 4.5, BLA: (a) does not own, directly or indirectly, any capital stock of or other equity or proprietary interest in any Subsidiary or any other corporation, any such interest in any association, trust, partnership, limited liability company, joint venture, or similar entity or in any other entity or enterprise; (b) is not an Affiliate of any other entity (other than as manager of the Funds); and (c) is not a party to any joint venture, profit-sharing, or similar agreement regarding the profitability or financial results of BLA or the division of revenues or profits of BLA. No security of BLA is subject to any Lien. BLA does not have any off-balance sheet financial obligation, guaranty, or promissory note to any Person. BLA has delivered to WT true and complete copies of the organizational documents of BLA, as amended to date.
     Section 4.6 Business. Since its inception, BLA has been engaged solely in the business of providing investment management, bookkeeping, budgeting, tax preparation, tax planning, bill paying, and other services to its clients. BLA is in material compliance with all federal and state laws. BLA has all Licenses necessary to own its properties and conduct its business as it is presently conducted. BLA does not serve as trustee for any Person.
     Section 4.7 Assets. BLA has good and marketable title to all of its assets. No asset of BLA is subject to any Lien in favor of any Person, other than Permitted Liens and Liens contemplated by the Line of Credit that will be terminated at Closing. BLA does not own any real property. No personal property owned by BLA is or, to the Knowledge of BLA will be, subject to any Lien except for Permitted Liens. Schedule 4.7 hereto lists:
          (a) All leases for real property by BLA, together with the location of that property, monthly lease payments, and lease termination dates, true and complete copies of which have been provided to WT;
          (b) All personal property leases under which BLA is obligated to make annual lease payments to any Person in excess of $10,000, true and complete copies of which have been provided to WT; and
          (c) All personal property owned by BLA, together with the book value thereof that is reflected on BLA’s books.
          All leases for real or personal property are valid and effective in accordance with their terms, and there is no existing breach or event under any lease that, with the giving of notice, the lapse of time, or both would become a breach, on the part of BLA or, to the Knowledge of BLA, on the part of any other party thereto; provided, however, that the lease for BLA’s Los Angeles office will be terminated prior to Closing.
     Section 4.8 Clients and Services.
          (a) Schedule 4.8(a) lists, as of December 31, 2006, the names of all Clients of BLA (other than Clients of BLA’s Los Angeles office), indicating the date when each first became a client and which have executed agreements with BLA and the AUM and fee schedule with respect to that Client. True and complete copies of each agreement listed in Schedule 4.8(a) have been made available to WT.
          (b) Except as set forth in Schedule 4.8(b), neither BLA nor any employee of

BLA has paid, nor will BLA or any employee of BLA pay, any Person, directly or indirectly, for soliciting business of any kind for BLA. All such solicitation arrangements comply with Rule 206(4)-3 under the Advisers Act.
     Section 4.9 Receivables. All accounts receivable set forth on the books and records of BLA are (a) accurately reflected in BLA’s books and records, (b) valid receivables owned by BLA, free and clear of any Lien, (c) not more than 90 days past due, and (d) to the Knowledge of BLA, not subject to setoffs or counterclaims.
     Section 4.10 Contracts. All contracts to which BLA is a party or by which it is bound are enforceable against it and, to the Knowledge of BLA, the other parties thereto in accordance with their respective terms. There is not under any such contract an existing breach or event that, with the giving of notice, the lapse of time, or both, would become a breach or event, on the part of BLA or, to the Knowledge of BLA, on the part of any other party thereto. Schedule 4.10 lists all contracts to which BLA is a party or by which it is bound, together with a list of any contract to which BLA is a party or by which it is bound under which the consent or approval of the other party(ies) to that contract is required for the consummation of the Transactions. True and complete copies of all contracts listed in Schedule 4.10 have been made available to WT.
     Section 4.11 Employment Arrangements. Except as set forth in Schedule 4.11 hereto, BLA does not have any obligation, contingent or otherwise, under (a) any written or oral employment, collective bargaining, or other labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any written or oral deferred compensation agreement, retainer, or consulting arrangement (except any BLA Employee Plan listed on Schedule 4.21(d) hereto), (d) any pension or retirement plan, bonus, or profit-sharing plan, or stock option or stock purchase plan (except any BLA Employee Plan listed on Schedule 4.21(d) hereto), or (e) any other written or oral employee contract or non-terminable employment arrangement (each, an “Employment Arrangement”). BLA is not in material default with respect to any term or condition of any Employment Arrangement.
     Section 4.12 Financial Statements.
          (a) BLA has delivered to WT audited consolidated balance sheets, income statements, and statements of cash flows of BLA as of December 31, 2006 (collectively, the “Financial Statements”), as set forth in Schedule 4.12(a) hereto.
          (b) The Financial Statements, subject to the qualifications and exceptions noted thereon or in the notes thereto: (1) have been prepared on an accrual basis in accordance with GAAP and (2) fairly present the financial condition, assets, and liabilities and results of operations of BLA, as of the dates thereof or for the periods then ended.
          (c) Except as set forth in Schedule 4.12(c), BLA does not have any debt, obligation, or liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition, except: (1) those reflected or reserved against on the Financial Statements in the amounts shown therein; and (2) those incurred in the ordinary course of business since the date of the Financial Statements. No amount is outstanding on the date hereof under the Line of Credit.

     Section 4.13 Material Adverse Change. Since December 31, 2006, no event or condition, individually or in the aggregate, has had a Material Adverse Effect on BLA and, to the Knowledge of BLA, there is no impending event or condition that would have a Material Adverse Effect on BLA.
     Section 4.14 Ordinary Course of Business. Except as set forth on Schedule 4.14, since the date of the Financial Statements, BLA has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business, consistent with prior practice.
     Section 4.15 Litigation and Compliance with Laws.
          (a) There are no orders, writs, injunctions, decrees, or unsatisfied judgments, and no actions, suits, claims, or proceedings or investigations pending or, to the Knowledge of either Seller or BLA, threatened against BLA or any of its past or current business activities.
          (b) (1) BLA is currently and, during the past five years has been, operating in material compliance with all laws, rules, regulations, and orders material to its business, and:
                    (A) None of BLA nor, to the Knowledge of BLA, any Person “associated” (as that term is defined under the Advisers Act) with BLA has, within five years prior to the date hereof, been convicted of any crime or is or has been subject to any disqualification in each case that would be the basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) or 206(4) of the Advisers Act or Rule 206(4)-4(b) thereunder or for disqualification as an investment adviser for any investment company pursuant to Section 9 of the Investment Company Act of 1940, as amended;
                    (B) None of BLA nor, to the Knowledge of BLA, any Affiliate of BLA (1) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of registration as a broker-dealer, municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B, or Section 15C of the Exchange Act, or (2) is subject to a disqualification that would be the basis for censure, denial, suspension, or revocation of a certificate as an investment adviser under Section 203(e) of the Advisers Act, and, to the Knowledge of BLA, there is no reasonable basis for, or proceeding or investigation, whether formal or informal or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, denial, limitations, suspension, or revocation; and
                    (C) Other than the stock of BLA Holdings Corp., all of which is owned by BLA, and the limited liability company interests of BDG & Co., all of which are owned by BLA and BLA Holdings Corp., all securities of which any of BLA, BLA Holdings Corp., or BDG & Co. is the record owner are held by that entity solely as a nominee for Clients.
               (2) Without limiting the generality of the foregoing, information filed with the SEC with respect to the licensing of BLA and its associated persons as investment advisers or investment adviser representatives, as the case may be, has complied in all material respects with applicable rules and regulations and has not contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Except for its registration with the SEC as an investment adviser under the Advisers Act, BLA is not required to register or be licensed with any Governmental Authority.
          (c) BLA is not in default with respect to any judgment, order, writ, injunction, decree, demand, or assessment issued by any court or any federal, state, municipal, or other Governmental Authority relating to any aspect of its business, affairs, properties, or assets.
          (d) BLA is not charged nor, to the Knowledge of BLA, threatened with or under investigation with respect to any violation of any federal, state, municipal, or other law or any administrative rule or regulation, domestic or foreign, applicable to the business, affairs, properties, or assets of that Person.
     Section 4.16 Environmental Matters.
          (a) BLA is currently and during the preceding five years has operated its business at the properties identified in Schedule 4.7 (“Leased Real Property”) in material compliance with all applicable federal, state, and local statutes, ordinances, regulations, and rules enacted or promulgated to protect air, water, land, and human health and welfare (including, without limitation, amendments thereto (collectively, “Environmental Laws”), and in accordance with the terms of all leases addressing Environmental Laws.
          (b) BLA is not subject to any liability, penalty, or expense (including legal fees) by virtue of:
          (1) Any violation of any Environmental Law;
          (2) Any activity conducted on or with respect to any property owned or leased by BLA;
          (3) Any environmental condition existing on or with respect to any property owned or leased by BLA, in each case whether or not BLA permitted or participated in that act or omission;
          (4) Any off-site transportation, storage, treatment, or disposal of any hazardous substance or waste; or
          (5) The presence of polychlorinated biphenyls, asbestos-containing material, urea formaldehyde insulation, or storage tanks at any Leased Real Property.
          (c) To the Knowledge of BLA, none of the Leased Real Property is listed or proposed for listing on the National Priorities List Pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any state or local list of sites requiring investigation or cleanup.
          (d) BLA has furnished WT copies of all environmental reports, studies, or audits in its possession conducted on its behalf relating to the Leased Real Property.
          (e) BLA has not received any communication from a Governmental Authority requesting information relating to any environmental condition on the Leased Real Property.

     Section 4.17 Broker Dealer. BLA is not a “broker” or “dealer” that is registered or required to be registered with the SEC pursuant to the Exchange Act, with any self-regulatory organization (including, without limitation, the NASD) pursuant to its membership and registration rules, or with any state pursuant to any applicable state securities or insurance law.
     Section 4.18 Insurance Policies. BLA has in full force and effect insurance that management has reasonably determined is prudent with respect to its business, properties, and assets (including, without limitation, errors and omissions liability insurance) as listed in Schedule 4.18 attached hereto. BLA is not in default under any such policy, and shall use commercially reasonable efforts to continue those policies in full force and effect through the Closing.
     Section 4.19 Tax and ERISA Matters.
          (a) BLA has (1) paid or caused to be paid all federal, state, county, local, foreign, and other taxes (including, without limitation, income, excise, property, withholding, sales, use, and franchise taxes, unemployment insurance, social security, gross receipts taxes, occupation taxes, and other similar obligations) and all deficiencies or additions to tax, interest, fines, and penalties (collectively, “Taxes”) required to be paid by it (other than current taxes the liability for which is adequately provided for in the Financial Statements) and (2) in accordance with applicable law, filed all federal, state, county, local, and foreign tax returns required to be filed by it. All such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. No taxing authority is now asserting or, to the Knowledge of BLA, threatening to assert against it any deficiency or claim for additional taxes.
          (b) BLA qualifies (and has since the date of its formation qualified) to be treated as a partnership for federal income tax purposes, and none of BLA, either Seller, or any taxing authority has taken a position inconsistent with that treatment.
          (c) Neither Seller is a “foreign person” within the meaning of Code Section 1445, and at Closing each Seller shall furnish WT with an affidavit that satisfies the requirements of Code Section 1445(b)(2) in the form attached hereto as Exhibit B.
          (d) BLA’s payroll, property, receipts, or other factors used in a particular state’s apportionment or allocation formula has not resulted in an apportionment or allocation of business income to any state other than Massachusetts and California, and BLA does not have nonbusiness income that is allocated, apportioned, or otherwise sourced under applicable law to any state other than Massachusetts and California.
          (e) (1) Either (A) BLA does not provide any services (including, without limitation, services that would cause it to be a “fiduciary” within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or retirement account that (i) is or elects to be subject to Title I of ERISA; (ii) is or elects to be subject to Section 4975 of the Code; (iii) is a person or entity the assets of which constitute the assets of any plan described in (i) or (ii) or both by application of Section 3(42) of ERISA and 29 C.F.R. § 2510.3-101; or (iv) is a plan that is subject to any federal, state, or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (a “Similar Law”) (each such plan described in (i)-(iv) of clause (A) is referred to as an “ERISA Plan” for purposes of this Section 4.19(e)) or (B) with respect to each ERISA Plan as to which BLA provides or has provided services, BLA has not (i) engaged or participated in or caused an

ERISA Plan to engage or participate in any transaction that it knows or should know constitutes a transaction prohibited by Section 406 of ERISA, Section 4975 of the Code, or a Similar Law for which no exemption is available, (ii) been assessed the excise taxes described in Section 4975(a) or (b) of the Code or has reason to believe that such excise tax may be assessed, (iii) filed or been asked to assist in a filing under the “Voluntary Fiduciary Correction Program” described in 71 Fed. Reg. 20,261 (April 19, 2006) or any predecessor to that program, or (iv) knowingly violated, been found by a court of competent jurisdiction to have violated, or been accused by any state or federal agency of violating any fiduciary obligation to an ERISA Plan.
               (2) Each BLA Entity that provides services as a fiduciary to an ERISA Plan is a “Qualified Professional Asset Manager” (“QPAM”) as defined in U.S. Department of Labor Prohibited Transaction Exemption (“PTE”) 84-14, Part V(a), and is not prevented from serving as a QPAM by application of PTE 84-14, Part I(g).
     Section 4.20 Certain Transactions. Except for (a) the existing employment agreement between BLA and Simmons, (b) participation in the employee benefit plans set forth in Schedule 4.21(d), and (c) the other matters set forth in Schedule 4.20, no officer, director, or member of either Seller or BLA is presently a party to any transaction with BLA (including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by or otherwise requiring payments to or from BLA or any corporation, partnership, trust, limited liability company, or other entity in which it has an interest or is an officer, director, stockholder, trustee, member, or partner). Without limiting the foregoing, BLA does not receive and is not entitled to any referral or other fee for recommending an investment adviser, insurer, accountant, broker-dealer, trustee, or other service provider to any of its clients. BLA does not serve as trustee of any trust or as a general partner of any partnership. The only Persons for whom BLA serves as general partner, manager, or managing member or in which it owns an equity interest are Bingham Legg Advisers Realty Fund I, LLC, Bingham Legg Advisers Realty Fund II, LLC, Bingham Legg Advisers Venture I (AL) LLC, and/or Bingham Legg Advisers Venture I (QP) LLC (collectively, the “Funds”). BLA does not own any equity interest in any Fund.
     Section 4.21 Employee Benefit Plans.
          (a) Each BLA Employee Plan (as that term is defined in Section 4.21(d) below) has at all times complied in all material respects with all applicable laws, including the Code and ERISA and, in the case of any BLA Employee Plan that is a multiple employer welfare arrangement, applicable state insurance and other laws. Except as set forth below, each BLA Employee Plan that is maintained as of the Closing Date and that is intended to be qualified under Section 401(a) of the Code (each, a “BLA Qualified Plan”) is, in its current form, subject to a determination letter issued by the Internal Revenue Service with respect to its tax-qualified status, and those qualification requirements of Section 401(a) of the Code that are, under Internal Revenue Service rules, covered by a basic determination letter. Schedule 4.21(a) sets forth a list of each amendment to each BLA Qualified Plan adopted on or after the date of such determination letter. With respect to any “disqualifying provision,” as defined in Treas. Reg. Section 1.401(b)-1(b), contained in any such amendment, the remedial amendment period applicable to such disqualifying provision under Section 401(b) of the Code has not expired. No event or omission has occurred that could reasonably be expected to cause any such BLA Qualified Plan not to be so qualified or for any trust thereunder not to be tax-exempt under Section 501(a) of the Code.

          (b) BLA does not have, and within the past ten years has not had, an obligation to contribute to a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), or any other Plan subject to Title IV of ERISA. BLA has no obligation to provide health care or other non-pension benefits to any of its former employees, directors, or other service providers (other than “Continuation Coverage” under the Consolidated Omnibus Reconciliation Act of 1985 required to be provided by Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or similar state law), nor are any such benefits provided for in any BLA Employee Plan, nor has BLA terminated any arrangement requiring payment of any such benefits in the past six years.
          (c) With respect to each BLA Employee Plan, there has been no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary responsibility under Title I of ERISA that could reasonably be expected to result in any material tax, penalty, or liability of BLA. There are no material actions, suits, or claims (other than routine claims for benefits) pending or, to the Knowledge of BLA, threatened with respect to any BLA Employee Plan.
          (d) The term “Employee Plan” or “Plan” means (1) any “employee benefit plan” as defined in Section 3(3) of ERISA, (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity compensation, change in control, pension, retainer, consulting, retirement, severance, welfare, or incentive plan, agreement, or arrangement, (3) any plan, agreement, or arrangement providing for fringe benefits or perquisites to employees, officers, directors, or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick, or other paid or unpaid leave, medical, dental, hospitalization, life insurance, disability, accident, and other types of insurance, and (4) any Employment Arrangement. Schedule 4.21(d) hereto is a list of each Employee Plan that BLA now maintains, contributes to, provides benefits under, or has any liability with respect to any employee, officer, director, or service provider of BLA (each, a “BLA Employee Plan”). BLA has delivered to WT, to the extent applicable, true and complete copies of all plan documents and summary plan descriptions of the BLA Employee Plans, including amendments thereto, and complete copies of the most recent Form 5500 filed with respect to that BLA Employee Plan.
          (e) To the Knowledge of BLA, there is no matter pending with respect to any BLA Employee Plan before the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, or any other Governmental Authority.
          (f) Except as would not have a Material Adverse Effect on BLA, BLA has made full and timely payment of all amounts that are required of it under the terms of each BLA Employee Plan and any related trust or collective bargaining agreement or that are otherwise required by law to be paid as a contribution to each such BLA Employee Plan with respect to all periods through the Closing. Other than the Bingham McCutchen LLP Money Purchase Pension Plan, no BLA Employee Plan is subject to Section 412 of the Code or Title IV of ERISA.
          (g) There has been no act or omission by BLA that has given rise to or may reasonably be expected to give rise to fines, penalties, taxes, or related charges under Section 4071 of ERISA or Chapter 43 of the Code in any material amount or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.
          (h) Except as disclosed on Schedule 4.21(h), BLA is not required to be aggregated with any entity under Sections 414(b), (c), (m), or (o) of the Code.

          (i) Each BLA Employee Plan that, on or after January 1, 2005, is or has been, by its terms, subject to the requirements of Section 409A of the Code, has been operated in good faith compliance with the requirements of Section 409A, if applicable, or in a manner that would cause such BLA Employee Plan to be exempt from the requirements of Section 409A.
     Section 4.22 Brokerage. None of either Seller or BLA has incurred any obligation for a brokerage commission or finders’ fee in connection with the Transactions other than to Berkshire Capital Securities LLC (“Berkshire”). Each Seller shall, jointly and severally, indemnify WT and its Affiliates for any liability to any broker other than Berkshire in connection with the Transactions.
     Section 4.23 Privacy. BLA complies in all material respects with all applicable U.S. federal and state privacy laws in effect prior to the date of this Agreement, including, without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and any and all applicable regulations implementing either act.
     Section 4.24 No Known Regulatory Delays. To the Knowledge of BLA, there is no reason to believe that BLA will be unable to obtain all Governmental Approvals from all Governmental Authorities and other Persons necessary to complete the Transactions promptly and without undue delay, expense, or restriction.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS TO WT
     Each of the Sellers, severally and not jointly, represents and warrants to WT, solely with respect to such Seller, as follows:
     Section 5.1 Organization; Authority.
          (a) In the case of Legg, such Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed and delivered by it under this Agreement, to perform its obligations under such documents, and to consummate the Transactions to which it is a party; and (iii) has (or, by the time of execution and delivery, will have), by requisite corporate action, approved the execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by it under this Agreement, the performance of its obligations under such documents, and the consummation of the Transactions to which it is a party in accordance with Applicable Law and its organizational documents.
          (b) In the case of Bingham, such Seller (i) is a limited liability partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) has the limited liability partnership power and authority to execute and deliver this Agreement and each other Transaction Document to be executed and delivered by it under this Agreement, to perform its obligations under such documents, and to consummate the Transactions to which it is a party; and (iii) has (or, by the time of execution and delivery, will have), by requisite limited liability partnership action, approved the execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by it under this Agreement, the performance of its obligations under such documents, and the consummation of the Transactions to which it is a party in accordance with Applicable Law and its organizational documents.
          (c) Such Seller has (or, by the time of execution and delivery, will have) duly executed and delivered this Agreement and each other Transaction Document to be executed and delivered by it under this Agreement.
          (d) This Agreement and each other Transaction Document to be executed and delivered by such Seller under this Agreement constitutes (or, when executed and delivered, will constitute) the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).
     Section 5.2 Equity Interests. In the case of each Seller, such Seller (a) owns of record fifty percent (50%) of the LLC Interests free and clear of all Adverse Claims, and (b) has all requisite power and full legal authority to sell to WT all of the LLC Interests owned by such Seller free and clear of all Adverse Claims.
     Section 5.3 No Conflicts. Such Seller’s execution, delivery and performance of this Agreement, and of each other document to be delivered by it under this Agreement, and the consummation of the Transactions, will not:
          (a) conflict with, or result in a breach of, a provision of such Seller’s organizational documents;
          (b) conflict with, or result in a breach of, a provision of a contract, agreement or undertaking to which such Seller is a party or by which it or any of its assets or properties is bound;
          (c) give rise to a right of termination, cancellation or acceleration of an obligation or loss of a benefit affecting, or result in the imposition of any Liens on, any of such Seller’s assets; or
          (d) subject to the amendment after the Closing of BLA’s Form ADV to reflect the Transactions, violate Applicable Law.
     Section 5.4 Consents; Governmental Approvals. Except for (a) filing the amendment after the Closing of BLA’s Form ADV to reflect the Transactions, (b) the consent of Clients, and (c) such Seller’s receipt of a written release from all of its obligations under such Seller’s Guarantee, no other consent or Governmental Approval is required in connection with:
               (i) such Seller executing and delivering this Agreement and each other Transaction Document to be executed and delivered by such Seller under this Agreement;
               (ii) such Seller performing such Seller’s obligations under this Agreement and each other Transaction Document to be executed and delivered by such Seller under this Agreement; and
               (iii) the consummation by such Seller of the Transactions to which it is a party.
     Section 5.5 Brokers. Such Seller has not incurred and will not incur any liability for a fee or commission to a broker, finder, investment banker or other intermediary in connection with the Transactions.
     Section 5.6 NO ADDITIONAL REPRESENTATIONS. SUCH SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, JOINT OR SEVERAL, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT), OR WITH RESPECT TO ANY OTHER SELLER OR BLA (INCLUDING AS TO ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF BLA) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WT AND WTC TO SELLERS
     WT and WTC, jointly and severally, make each of the following representations, warranties, and agreements to Sellers:
     Section 6.1 Organization. WT is a savings bank duly organized, validly existing, and in good standing under federal law. WTC is a Delaware corporation duly organized, validly existing, and in good standing under Delaware law.
     Section 6.2 Authority. WT and WTC have all requisite power and authority to (a) own their assets and conduct their business and (b) execute, deliver, and perform this Agreement and the other Transaction Documents to be executed, delivered, and performed by them in connection with this Agreement and the Transactions. This Agreement and each other Transaction Document to be executed, delivered, and performed by WT or WTC in connection with the Transactions have been duly and validly approved by all necessary corporate action. This Agreement and each other Transaction Document to which WT or WTC is a party represents, or when executed will represent, valid and legally binding obligation of that Person, enforceable against it in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter in effect affecting creditors’ rights generally or (2) general principles of equity, whether asserted in a proceeding in equity or at law.
     Section 6.3 Governmental Filings; Non-Contravention. Other than the filings and/or notices set forth in Schedule 6.3 (including those required to be made with the Federal Reserve Bank of Philadelphia, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision), no notices, reports, applications, or other filings are required to be made by WT with, nor are any Governmental Approvals required to be obtained by it from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents, and the consummation by WT of the Transactions. Subject to the making or obtaining of all filings, notices, applications, Licenses, consents, registrations, approvals, permits, or authorizations with, or of any relevant Governmental Authority with respect to the Transactions and the other Transaction Documents as set forth in Schedule 6.3, the execution, delivery, and performance of this Agreement and each other Transaction Document to be executed, delivered, and performed by WT or WTC in connection with the Transactions do not and will not: (a) violate any provision of WT’s or WTC’s charter or bylaws; (b) violate, conflict with, or result in a default under any contract or obligation to which WT or WTC is a party or by which that Person’s assets are bound; (c) violate or result in a violation of, or constitute a default under, any law, regulation, or rule, or any order of or restriction imposed by any court or other Governmental Authority on WT or WTC or any of their properties; and (d) except with respect to a notice to be filed with the Office of Thrift Supervision and a post-Effective Time notice to be filed or caused to be filed by WT with the Federal Reserve Bank of Philadelphia, require WT or WTC to obtain any approval, consent, or waiver of, or make any filing with, any Governmental Authority that has not been obtained or made, except for approvals, consents, waivers, or filings, as applicable, that are set forth in Schedule 5.3 and that will have been received prior to Closing or at any earlier time required hereunder or under applicable laws, rules, and regulations.
     Section 6.4 Litigation and Compliance with Laws.
          (a) Except as set forth on Schedule 6.4, there are no orders, writs, injunctions, decrees, or unsatisfied judgments, and no actions, claims, suits, proceedings, or investigations pending or, to WT’s or WTC’s Knowledge, threatened against WT or WTC that, if adversely determined, might call into question the validity or hinder or delay the enforceability or performance of this Agreement or any other Transaction Document or have a Material Adverse Effect on WT or WTC or their respective assets or properties, taken as a whole. Except as set forth on Schedule 6.4, WT is and, during the past five years has been, operating in material compliance with all laws and governmental rules and regulations, domestic or foreign (including, without limitation, all federal and state securities laws), applicable to the business, affairs, properties, and assets of WT. Except as set forth in Schedule 6.4, WT is not in default with respect to any judgment, order, writ, injunction, decree, demand, or assessment issued by any court or any federal, state, municipal, or other governmental agency, board, commission, bureau, instrumentality, or department, domestic or foreign, relating to any aspect of its business, affairs, properties, or assets. Except as set forth in Schedule 6.4, WT has not been charged or, to WT’s or WTC’s Knowledge, threatened with or is under investigation with respect to any violation of any federal, state, municipal, or other law or any administrative rule or regulation, domestic or foreign, affecting WT or the Transactions.
          (b) To WT’s or WTC’s Knowledge, neither WT nor any Person “associated” (as that term is defined under the Advisers Act) with WT has, within five years prior to the date hereof, been convicted of any crime or is or has been subject to any disqualification in each case that would be the basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) or 206(4) of the Advisers Act or Rule 206(4)-4(b) thereunder or for disqualification as an investment adviser for any investment company pursuant to Section 9 of the Investment Company Act of 1940, as amended.
     Section 6.5 Investment Representations.
          (a) WT will acquire the LLC Interests under the terms of this Agreement for its own account for investment and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part thereof. WT acknowledges that the LLC Interests have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and cannot be disposed of unless registered under the Securities Act and any applicable state laws or an exemption from that registration is available.
          (b) WT is sufficiently knowledgeable and experienced in making investments of this type as to be able to evaluate the risks and merits of its investment in the LLC Interests, and is able to bear the economic risk of its investment in BLA. WT acknowledges that the LLC

Interests are illiquid, that no market for the LLC Interests exists, and that none is contemplated to be created.
          (c) WT is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.
     Section 6.6 No Known Regulatory Delays. WT has no Knowledge or reason to believe that it will be unable to obtain all Licenses, consents, and permits from all Governmental Authorities and other Persons necessary to complete the Transactions promptly and without undue delay, expense, or restriction.
     Section 6.7 Brokerage. Neither WT nor WTC has incurred any obligation for a brokerage commission or finders’ fee in connection with the Transactions.
ARTICLE 7
COVENANTS OF SELLERS AND BLA
     Section 7.1 Client Consent.
          (a) Within ten (10) Business Days following the date of this Agreement, BLA shall:
               (1) send a notice substantially in the form of Exhibit C-1 to all trust Clients;
               (2) send a notice substantially in the form of Exhibit C-2 to all Clients other than Funds and trust Clients;
               (3) send a notice substantially in the form of Exhibit C-3 to the manager of each Fund; and
               (4) cause each Fund to send a notice substantially in the form of Exhibit C-4 to each of the record owners of equity interests in such Fund.
          (b) Between 30 and 35 days after delivery of the notice described in Section 7.1(a), BLA shall send to each client who has not returned the notice in substantially the forms of Exhibits C-1, C-2, C-3, and C-4, respectively, countersigned indicating approval of the Transactions, a second notice, in substantially the forms of Exhibits D-1, D-2, D-3, and D-4, respectively.
     Section 7.2 Conduct of Business. Until Closing, except as specifically contemplated by this Agreement, without WT’s prior written consent:
          (a) Except as set forth on Schedule 7.2, the business of BLA shall be conducted only in the ordinary course, in a manner consistent with past practices, and in compliance with all applicable laws, rules, and regulations;
          (b) None of either Seller or BLA shall in any capacity make or assist in making any change in the organizational documents of BLA;

          (c) BLA shall not acquire any asset, make any capital expenditure, or sell, lease, assign, or dispose of any asset or Client account other than (1) in the ordinary course of business and (2) in an amount not to exceed $25,000;
          (d) None of either Seller or BLA shall permit any Person to mortgage, pledge, subject to, or permit to exist any Lien on any property or asset of BLA other than Permitted Liens (and BLA shall not, nor shall either Seller permit BLA to, mortgage, pledge, subject to, or permit to exist any Lien on, any properties, assets, or contracts that are to be acquired pursuant to the Transaction Documents other than Permitted Liens);
          (e) BLA shall not issue any (1) limited liability company interests or other securities, (2) options, warrants, puts, calls, commitments, agreements, contracts, or preemptive or other rights to purchase, issue, or otherwise acquire any limited liability company interests or other securities of BLA, or (3) obligations or securities convertible into or exchangeable for limited liability company interests or other securities of BLA; and
          (f) BLA shall not: (1) enter into any employment agreement or other employment arrangement; or (2) amend or modify any existing employment agreement or arrangement, except with respect to this Section 7.2(f)(2) to the extent that additional amounts payable annually under such amendments or modifications do not exceed $50,000 in the aggregate.
          Notwithstanding the foregoing or any provision to the contrary herein, BLA may make cash distributions to the Sellers as long as the Tangible Book Value equals or exceeds [*] at Closing.
     Section 7.3 Preservation of Business and Assets.
          (a) Until Closing, except as contemplated hereby, BLA shall use its reasonable best efforts to: (1) preserve the current business of BLA; (2) maintain the present Clients of BLA (other than those of the Los Angeles office), in each case on terms substantially equivalent to the terms of the existing agreements between those Clients and BLA in effect on the date hereof; and (3) preserve the goodwill of BLA.
          (b) BLA shall not change the fundamental nature or characteristics of its business from the business conducted as of the date hereof, other than in connection with the closing of the Los Angeles office.
     Section 7.4 Standstill. The relative interests of the Sellers in BLA as of the date hereof may not be altered without WT’s prior written consent.
     Section 7.5 Non-Competition.
          (a) For a period of five years after Closing (the “Restricted Period”), none of Bingham nor any of its Subsidiaries shall (1) establish a new business engaged in providing asset management services that competes with the business of BLA as it is conducted on the Closing Date; (2) induce or attempt to induce any employee of any BLA Entity employed by BLA at or within 90 days prior to Closing (other than employees of BLA’s Los Angeles office) to leave his or her employment with that BLA Entity; (3) employ or attempt to employ, or assist anyone in employing any employee of that BLA Entity employed by BLA at or within 90 days prior to
*	Confidential Treatment Requested by Wilmington Trust Corporation

Closing (other than employees of BLA’s Los Angeles office) in connection with the provision of investment advisory or wealth management-related services; or (4) solicit or accept business from any Client of any BLA Entity for the type of investment advisory or wealth management-related services provided by BLA prior to Closing; provided, however, that nothing herein shall restrict or limit Bingham or any of Bingham’s partners or employees from providing legal services, serving as trustee, executor, or in any other fiduciary capacity, or exercising his or her fiduciary responsibilities.
          (b) During the Restricted Period, Legg shall not (1) induce or attempt to induce any key employee of any BLA Entity employed by BLA at or within 90 days prior to Closing (other than employees of BLA’s Los Angeles office) to leave his or her employment with that BLA Entity; (2) employ or attempt to employ, or assist anyone in employing, any key employee of any BLA Entity employed by BLA at or within 90 days prior to Closing (other than employees of BLA’s Los Angeles office); (3) open an office in Boston, Massachusetts that offers investment advisory or wealth management-related services; or (4) share any Confidential Information with any of its Subsidiaries or Affiliates. In addition, during the Restricted Period, no officer or director of Legg shall instruct any Affiliate of Legg to do or assist any such Affiliate in doing any of the actions prohibited by clauses (1) through (4) above. Nothing in this Section 7.5(b) shall restrict the activities of any Subsidiary or other Affiliate of Legg.
          (c) Each Seller acknowledges that the restrictions set forth in this Section 7.5, including the Restricted Period, are made in connection with the sale of substantially all of the limited liability company interests in BLA, including the goodwill of BLA’s business.
     Section 7.6 Specific Performance. Each Seller acknowledges that it is fair and reasonable that it makes the covenants set forth in Section 7.5, and has done so with the benefit of the advice of counsel. In addition, each Seller acknowledges that any breach or attempted breach by it of the provisions of Section 7.5 will cause irreparable harm to the BLA Entities and their respective Affiliates, for which monetary damages will not be an adequate remedy. Accordingly, WT and its Affiliates and each BLA Entity shall be entitled to apply for and obtain injunctive relief (temporary, preliminary, and permanent) to restrain the breach or threatened breach of, or otherwise to specifically enforce, any provision of Section 7.5, without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other right or remedy that may be available to WT and its Affiliates or any BLA Entity for that breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction. Each Seller further agrees that the subject matter and duration of the restrictions covered herein are reasonable in light of the facts as they exist today. If any restriction contained in Section 7.5 is deemed unreasonable by a court, it shall, to the extent permitted by applicable law, be reduced to the maximum restriction that is enforceable under that law.
     Section 7.7 Transaction Modifications. Effective upon the Closing, BLA shall cause the operating agreement of each Fund to be amended with the prior consent of at least a majority-in-interest of the members of the Fund, substantially in the form of Exhibit E (as applicable), to (a) provide a majority of investors in each such Fund the authority to elect a majority of independent directors for the Fund and permit a majority of its investors to remove BLA (or its replacement as successor manager) as manager, and (b) provide the authority to appoint WT as subadviser to such Fund.

ARTICLE 8
COVENANTS OF WT
     Section 8.1 Business Arrangements. Following Closing, BLA’s employees shall be entitled to participate in the then existing employee benefit plans and policies of WTC (other than WTC bonus or incentive plans) provided, however, that (a) those employees are otherwise eligible to participate in those plans and policies in accordance with their terms and (b) nothing herein shall entitle such an employee to participate in a plan where participation is not based solely on eligibility criteria set forth in the plan. With respect to (x) the WTC employee benefit plans and policies other than defined benefit plans, years of service with BLA shall be deemed to be years of service with WTC for all purposes, including eligibility, vesting, and benefit accrual, and (y) defined benefit plans of WTC, years of service with BLA shall be deemed to be years of service with WTC for eligibility and vesting, but for purposes of benefit accruals BLA’s employees shall be credited with years of service from commencement of their employment with WT.
     Section 8.2 Staff Retention Pool. Following the Closing, staff of BLA designated jointly by WT and Simmons shall be entitled to share in a staff retention pool. One-half of the retention pool shall be payable to those staff members on March 31, 2008, and the other half shall be payable on March 31, 2009, provided that:
          (a) Only those staff members who are employed by BLA (or are within the Boston Revenue Center) on those respective dates shall be entitled to payment of their share of the staff retention pool; and
          (b) In the case of the retention payments payable on March 31, 2008, the maximum payments shall be made only if BLA’s Revenue Run Rate at December 31, 2007 equals at least [*] of Consenting Client Revenue, and in the case of the retention payments payable on March 31, 2009, the maximum payments shall be made only if BLA’s Revenue Run Rate at December 31, 2008 equals at least [*] of Consenting Client Revenue. If BLA’s Revenue Run Rate is equal to or more than [*] but less than [*] of Consenting Client Revenue at December 31, 2007 or equal to or more than [*] but less than [*] of Consenting Client Revenue at December 31, 2008, as the case may be, linear interpolation shall be used to determine the appropriate retention payments. If BLA’s Revenue Run Rate at either December 31, 2007, or December 31, 2008, is less than [*] of Consenting Client Revenue, no staff retention payment shall be made. The amount of the retention pool will be targeted at [*] of the base salaries of the staff jointly identified by WT and Simmons.
     Section 8.3 Name. Promptly after Closing, except in connection with notifying BLA’s Clients of the transfer of BLA’s ownership from Bingham and Legg to WT and in public disclosures WTC makes disclosing that change of ownership, neither WTC nor BLA shall use the name “Bingham” or “Legg Mason” or any derivative of the foregoing.
     Section 8.4 Cafeteria Plan. As of the Closing Date, WT shall maintain a cafeteria plan pursuant to Section 125 of the Code that offers health and dependent care flexible spending accounts through pre-tax salary reductions (the “WT Flex Plan”). As of the Closing Date, WT shall assume from Bingham all of Bingham’s obligations with respect to the medical care and dependent care flexible spending accounts (the “Transferred Flexible Spending Accounts”) of employees of BLA on the Closing Date who continue as employees of BLA immediately following the Closing Date (“BLA Employees”) under the Bingham McCutchen LLP Flexible
*	Confidential Treatment Requested by Wilmington Trust Corporation

Spending Account Plan (the “Bingham Flex Plan”), including Bingham’s obligation to reimburse eligible expenses incurred by participants in the Bingham Flex Plan but not paid prior to the Closing Date, whether or not claims for reimbursement of such expenses have been submitted to Bingham prior to the Closing Date. WT shall cover all BLA Employees who have elected to participate in the medical care and/or dependent care flexible spending account features of the Bingham Flex Plan under the WT Flex Plan immediately after the Closing Date. WT shall cause the WT Flex Plan to provide that all coverage elections of such BLA Employees with respect to the Transferred Flexible Spending Accounts shall be carried over to the WT Flex Plan and shall remain in effect immediately after the Closing Date, and that the WT Flex Plan will reimburse such BLA Employees for eligible medical and dependent care expenses incurred by such BLA Employees at any time during the Bingham Flex Plan year (including claims incurred before the Closing Date) up to the amount of such BLA Employee’s elections and reduced by amounts previously reimbursed by Bingham, except to the extent otherwise permitted by applicable law. As soon as reasonably practicable after the Closing Date, Bingham shall determine the Aggregate Balance (as defined below) of the Transferred Flexible Spending Accounts and notify WT of the amount of the Aggregate Balance in writing. For purposes of this Section 8.4, the term “Aggregate Balance” means, as of the Closing Date, the aggregate amount of contributions that have been made to the Transferred Flexible Spending Accounts by BLA Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Transferred Flexible Spending Accounts to BLA Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, WT shall pay that negative amount to Bingham as soon as practicable following WT’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Bingham shall pay such positive amount to WT as soon as practicable following Bingham’s delivery to WT of the written notice thereof.
     Section 8.5 Certain Accounts Receivable. Promptly after BLA’s receipt (or the receipt by any Person to which the business of BLA is transferred) after the Closing Date, BLA (or any Person to which the business of BLA is transferred) shall remit to each Seller, as additional Purchase Price, its Pro Rata Share of payments relating to accounts receivable on BLA’s books at Closing up to the amount by which the Tangible Book Value at Closing exceeds [*]. BLA (or any Person to which the business of BLA is transferred) shall use commercially reasonable efforts to collect such accounts receivable, consistent with its past practices.
     Section 8.6 COBRA. Bingham shall retain all liability (and none of WT, WTC, nor BLA shall have any liability) under Section 4980B of the Code and COBRA with respect to any employee or former employee of BLA, or any spouse or dependent child of any such employee or former employee, with respect to whom a qualifying event (within the meaning of COBRA) occurs or occurred on or before the Closing Date. Bingham shall, on and after the Closing Date, cause a group health plan maintained by Bingham to provide all coverage and benefits required under COBRA with respect to such individuals, and shall provide WT a certificate to that effect at Closing.
*	Confidential Treatment Requested by Wilmington Trust Corporation

ARTICLE 9
COVENANTS OF THE PARTIES
     Section 9.1 Regulatory Authorizations.
          (a) WT shall, at its sole expense, timely and promptly make all filings required to be made by it with any Governmental Authority with respect to the consummation of the Transactions (including, without limitation, filings with the Federal Reserve Bank of Philadelphia and the Office of Thrift Supervision). WT shall furnish to BLA and the Sellers such information and assistance they may reasonably request in connection with the preparation by them of necessary filings or submissions to any Governmental Authority. WT shall promptly supply BLA with copies of all non-confidential correspondence, filings, or communications (or memoranda summarizing the substance thereof) between WT or its counsel and any Governmental Authority with respect to this Agreement and the Transactions.
          (b) Sellers and BLA shall cause BLA, at BLA’s or the Sellers’ sole expense, to timely and promptly make all filings required to be made by Sellers or BLA or its associated persons with any Governmental Authority with respect to the consummation of the Transactions. Each of Seller and BLA shall furnish to WT such information and assistance as WT may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Authority. BLA shall promptly supply WT with copies of all non-confidential correspondence, filings, or communications (or memoranda summarizing the substance thereof) between either Seller, BLA, or its counsel and any Governmental Authority with respect to this Agreement and the Transactions.
     Section 9.2 Confidentiality.
          (a) Each Party (each, a “Receiving Party”) shall, on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives, keep confidential any and all information and data of a proprietary or confidential nature with respect to any other party (a “Disclosing Party”) in the Receiving Party’s possession or that it receives as a result of any investigation made in connection with this Agreement, other than information that is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement. Notwithstanding the preceding sentence, each Party shall be free to disclose any such information or data (1) to the extent required by Applicable Law and (2) during the course of or in connection with any litigation or other proceeding based upon or in connection with the subject matter of this Agreement; provided that, prior to disclosing any such information in connection with (1) or (2) above, the Receiving Party shall, to the extent permitted by law, (x) give the other Parties prompt written notice of this proposed disclosure so that any of them can seek a protective order; and (y) if there is no such protective order, the Disclosing Party may disclose the information that, on its counsel’s advice, it is required to disclose, after giving the other Parties written notice specifying this information as far in advance of disclosure as practicable and using reasonable efforts to obtain assurances that the information disclosed will be treated confidentially.
          (b) If this Agreement terminates, each Party will (and will cause its Affiliates, directors, officers, employees, agents and other representatives to) promptly return to each other Party, and not retain copies of, that other Party’s written proprietary information supplied in connection with this Agreement.

     Section 9.3 Expenses Incident to this Agreement. Each Party shall pay its own expenses incident to the negotiation and consummation of the Transactions and the other Transaction Documents and the preparation and carrying out of this Agreement and the Transactions.
     Section 9.4 Access; Information. Each Seller and BLA hereby agree that, upon reasonable notice and subject to all applicable federal and state privacy laws in effect prior to the date of this Agreement, including, without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and any and all applicable regulations implementing either act, BLA shall afford WT and its officers, employees, and representatives access during normal business hours throughout the period prior to Closing to the books, records, properties, personnel, and such other information of BLA as WT may reasonably request.
     Section 9.5 Press Releases. Before the Closing, the Parties shall not (and shall ensure that their Affiliates, directors, officers, employees, agents and other representatives do not) issue a press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the Transactions except, in the case of WT or WTC, with BLA’s and the Sellers’ consent, which shall not be unreasonably withheld or, in the case of BLA or the Sellers, with WT’s consent, which shall not be unreasonably withheld (except in each case as required by Applicable Law).
     Section 9.6 Disclosure Schedules. Notwithstanding anything to the contrary herein, at any time and from time to time prior to the Closing, BLA may supplement a schedule delivered to WT under Article 4 hereof (or deliver additional schedules) for purposes of modifying any representation or warranty of BLA contained in Article 4 hereof (a “Schedule Update”), and the applicable representations and warranties shall be automatically deemed amended thereby without liability to any Seller. However, if the matters disclosed in the Schedule Update have, or would reasonably be expected to have, a Material Adverse Effect on BLA, WT shall be entitled to terminate this Agreement in accordance with the provisions of Section 13.1(f) hereof.
     Section 9.7 Director, Manager, and Officer Insurance. Prior to the Closing, BLA shall purchase “tail” investment adviser professional liability insurance (which shall include directors’ and officers’ insurance coverage for BLA’s current directors and officers) for a term of [*] after Closing. Each Seller shall pay [*], and WT shall pay [*], of the premium for that insurance; provided that in no event shall WT’s obligation with respect thereto exceed [*]. WT shall use its reasonable best efforts to cause such insurance coverage to remain in effect until the [*] anniversary of the Closing Date (provided that WT shall not be obligated to pay additional consideration therefor).
ARTICLE 10
CONDITIONS PRECEDENT TO WT’S OBLIGATIONS
     The obligations of WT to consummate the Transactions are subject to the satisfaction at Closing or, where appropriate, before the Closing Date, of the following conditions, except to the extent WT waives any such condition in writing on or before the Closing Date:
     Section 10.1 No Litigation; No Opposition. No judgment, injunction, order, or decree
*	Confidential Treatment Requested by Wilmington Trust Corporation

enjoining or prohibiting any of WT, WTC, either Seller, or BLA or other party to any Transaction Document from consummating the Transactions or by any other Transaction Document or from engaging in any activity shall have been entered. No suit, action, claim, proceeding, or investigation shall be pending or threatened at any time prior to or on the Closing Date before or by any court or Governmental Authority seeking to materially restrain or prohibit, or seeking material damages or other significant relief in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions.
     Section 10.2 Representations, Warranties, and Covenants of Sellers and BLA.
          (a) Representations Concerning BLA. The representations and warranties concerning BLA in Article 4:
               (1) were true and correct as of the date of this Agreement (except representations and warranties made as of a certain date, which were true and correct as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BLA; and
               (2) are repeated and are true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date), except for breaches of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BLA.
     BLA has delivered to WT a certificate, dated the Closing Date, certifying the matters in this Section 10.2(a).
          (b) Representations Concerning the Sellers. The representations and warranties of each Seller in Article 5.
               (1) were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct as of such date); and
               (2) are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct as of such date).
     Each of the Sellers has delivered to WT a certificate, dated the Closing Date, certifying the matters in this Section 10.2(b).
     Section 10.3 Consents.
     BLA shall have obtained the Consent to the Transactions contemplated by the Transaction Documents in the manner set forth in Section 7.1 from Clients such that the Closing Run Rate is at least [*] of the Base Run Rate. Compliance with this condition shall be measured five Business Days prior to the Closing Date. Schedule 4.8 lists all non-Los Angeles office Clients and the AUM and fee schedule with respect to each Client as of
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December 31, 2006.
          (a) “Consent” shall mean (1) with respect to a Client whose contract by its terms terminates upon the consummation of the Transactions contemplated by the Transaction Documents, that BLA shall have entered into a new contract on substantially equivalent terms, which contract is effective after giving effect to the Closing, (2) with respect to a Client other than a Fund whose contract requires consent from a party or parties thereto or partners therein for it to survive the Transactions contemplated by the Transaction Documents, that BLA shall have obtained all such written consents as may be required, and (3) with respect to a Client which is a Fund, that BLA shall have obtained the written consent of a manager or managing member of the Fund and at least a majority-in-interest of the members of the Fund to the assignment of its advisory contract arising from the Transactions contemplated by the Transaction Documents.
     Section 10.4 Board of Managers Approval. BLA’s Board of Managers shall have approved the Transactions contemplated by the Transaction Documents and, at Closing, BLA shall deliver to WT a certificate certifying that such Board approval has been obtained.
     Section 10.5 Other Approvals. All actions and approvals by or in respect of, or filings with, any Governmental Authority required to be taken, made or obtained by BLA or the Sellers to permit the consummation of the Transactions so that BLA shall be able to continue to carry on after the Closing Date the business conducted by BLA immediately prior to Closing shall have been taken, made, or obtained. All other material Governmental Approvals or other actions that may be received or taken by BLA or the Sellers and that are commercially necessary to consummate the Transactions hereunder shall have been received or taken.
     Section 10.6 Transaction Modifications. The operating agreement of each Fund shall have been amended, with the prior consent of at least a majority-in-interest of the members of the Fund, substantially in the form of Exhibit E (as applicable), to (a) provide a majority of investors in each such Fund the authority to elect a majority of independent directors for the Fund and permit a majority of its investors to remove BLA (or its replacement as successor manager) as manager, and (b) provide the authority to appoint WT as subadviser. BLA’s status as a manager of each Fund shall have been transferred to Wilmington Trust Investment Management, LLC. At Closing, BLA shall provide WT a certificate with respect to the foregoing.
     Section 10.7 Capitalization. The members of BLA shall be as set forth on Schedule 4.4(a) hereto.
     Section 10.8 Performance; Deliveries. BLA and each of the Sellers have duly performed and complied in all material respects with the obligations and conditions they must comply with under this Agreement by or before Closing. BLA shall have executed, where applicable, and delivered to WT (or shall have caused to be executed and delivered to WT by the appropriate person) the following:
          (a) A certificate of the Secretary of BLA that it has completed all required actions contemplated by the Transaction Documents;
          (b) The certificate or certificates contemplated by Sections 10.2, 10.3, 10.4, 10.6, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, and 10.18;

          (c) Certified copies of resolutions of its board of managers authorizing the execution of each Transaction Document to which BLA is a party;
          (d) The limited liability company certificate (certified as of a recent date by the Secretary of State of Delaware) and limited liability company agreement of BLA;
          (e) A certificate of the Secretary of BLA certifying that the resolutions, limited liability certificate, and limited liability company agreement in Sections 10.8(c) and 10.8(d) above are in full force and effect and have not been amended or modified, and that the officers of BLA are those persons named in the certificate;
          (f) Copies of each amendment made pursuant to Section 10.6;
          (g) A certificate issued by the appropriate state authority certifying that BLA is validly existing in Delaware as of the most recent practicable date; and
          (h) True and correct copies of each of the other Transaction Documents.
     Section 10.9 Employment Agreement. The existing employment agreement between Simmons and BLA, as amended, shall have been terminated, and BLA shall have provided WT a certificate to that effect, and Simmons shall have executed and delivered the Employment Agreement to WT.
     Section 10.10 No Material Adverse Change. No event or condition, individually or in the aggregate, shall have had a Material Adverse Effect on BLA. BLA shall have furnished WT with a certificate dated as of the Closing Date with respect to the foregoing.
     Section 10.11 No Liens. Any and all Adverse Claims on the LLC Interests shall be released in full, any and all Liens on the assets of BLA, other than Permitted Liens, shall be released in full, and BLA’s Secretary shall have furnished WT a certificate to this effect with respect to the assets of BLA. BLA shall have provided WT UCC-3 termination statements terminating all UCC-1 financing statements filed against any of BLA’s assets (including, without limitation, all UCC-1 financing statements filed with respect to the Line of Credit and those identified on Schedule 10.11).
     Section 10.12 Satisfaction of Loans.
          (a) All loans made by BLA and advances payable by BLA to any Person (including, without limitation, the Line of Credit) shall have been paid in full.
          (b) All loans to any employee of BLA shall have been satisfied.
     At Closing, BLA’s Secretary shall have furnished WT a certificate as to BLA’s compliance with the foregoing.
     Section 10.13 Termination of Performance Equity Plan. BLA’s Performance Equity Plan shall have been terminated, and all amounts payable to BLA’s employees thereunder shall have been paid in full or included as a liability in the calculation of Tangible Book Value. At Closing, BLA’s Secretary shall have furnished WT a certificate to that effect.
     Section 10.14 Termination of Service Agreement and Consulting Agreement. Each of the Service Agreement dated as of September 30, 1999 between Bingham and BLA and the Consulting Agreement dated as of January 1, 2006 between BLA and Legg shall have been terminated. At Closing, BLA’s Secretary shall have furnished WT a certificate to that effect.

     Section 10.15 Termination of Participation in Qualified Retirement Plans. Bingham shall have amended the Bingham McCutchen LLP Savings Plan and the Bingham McCutchen LLP Money Purchase Pension Plan to remove BLA as a participating affiliate therein effective as of the Closing Date, and at Closing BLA’s Secretary shall have furnished WT a certificate to that effect.
     Section 10.16 Closing of Los Angeles Office. BLA’s Los Angeles office shall have been closed, all Client accounts of that office shall have been assigned to another investment adviser with the Client’s prior written consent, and all other obligations of BLA with respect to that office (including, without limitation, all lease obligations) shall been satisfied in full. At Closing, BLA’s Secretary shall have furnished WT a certificate to that effect.
     Section 10.17 Financial Statements. BLA shall have provided WT unaudited balance sheets, income statements, and statements of cash flows of BLA prepared in accordance with GAAP through the month-end preceding Closing.
     Section 10.18 Payments Under Simmons Letter Agreement. BLA’s payment obligation under Paragraph 1 of the Simmons Letter Agreement shall have been assigned to, and assumed by, Bingham and Legg, so that BLA shall be released from all of its obligations under Paragraph 1 of the Simmons Letter Agreement. At Closing, Sellers shall have furnished WT a certificate to that effect.
     Section 10.19 Payment to Berkshire. Berkshire shall have executed and delivered, against receipt by it from WT of immediately available funds in the amount of [*] for the account of BLA, a Receipt and Release in the form attached hereto as Exhibit F.
ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS AND BLA
     The obligations of Sellers and BLA to consummate the Transactions and by the other Transaction Documents are subject to the satisfaction at Closing or prior to the Closing Date of the following conditions, except to the extent that either Seller or BLA, as the case may be, has waived any such condition in writing on or prior to the Closing Date:
     Section 11.1 No Litigation; No Opposition. No judgment, injunction, order, or decree enjoining or prohibiting any of WT, WTC, either Seller, or BLA or other party to any Transaction Document from consummating the Transactions or from engaging in any activity shall have been entered. No suit, action, claim, proceeding, or investigation shall be pending or threatened at any time prior to or on the Closing Date before or by any court or Governmental Authority seeking to materially restrain or prohibit, or seeking material damages or other significant relief in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions.
     Section 11.2 Representations, Warranties, and Covenants. WT’s and WTC’s representations and warranties in Article 6:
               (i) were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct as of such date); and
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               (ii) are repeated and are true and correct in all material respects as of the Closing Date (except representations and warranties made as of a certain date, which shall be so measured as of such date).
     WT and WTC have delivered to the Sellers a certificate, dated the Closing Date, certifying the matters in this Section 11.2.
     Section 11.3 Consents. BLA shall have obtained the Consent to the Transactions contemplated by the Transaction Documents in accordance with Section 7.1 from Clients such that the Closing Run Rate is at least [*] of the Base Run Rate. Compliance with this condition shall be measured consistently in all respects with Section 10.3 above.
     Section 11.4 Performance; Deliveries. BLA has duly performed and complied in all material respects with its obligations and conditions that it must comply with under this Agreement by or before Closing. WT shall have executed and delivered to Seller and BLA:
          (a) Certified copies of resolutions of WT’s and WTC’s board of directors authorizing the execution of this Agreement and each other Transaction Document to which WT or WTC is a party;
          (b) A copy of the charter and current bylaws of WT and WTC;
          (c) A certificate of the Secretary of WT and WTC certifying that the resolutions, charters, and bylaws in Sections 11.4(a) and 11.4(b) above are in full force and effect and have not been amended or modified, and that the officers of WT and WTC are those persons named in the certificate;
          (d) The certificates contemplated by Sections 11.1, 11.2, and 11.5;
          (e) A certificate issued by the Office of Thrift Supervision certifying that WT is validly existing as of the most recent practicable date; and
          (f) True and correct copies of each other Transaction Document to which WT or WTC is a party.
     In addition, at Closing, WT shall have delivered or caused to be delivered to Sellers the initial installment of the Purchase Price.
     Section 11.5 No Material Adverse Change. No event or condition, individually or in the aggregate, shall have had a Material Adverse Effect on WT or WTC. WT and WTC shall have furnished Sellers and BLA with a certificate dated as of the Closing Date with respect to the foregoing.
     Section 11.6 Other Approvals. All actions and approvals by or in respect of, or filings with, any Governmental Authority required to be taken, made or obtained by WT or WTC to permit the consummation of the Transactions so that BLA shall be able to continue to carry on after the Closing Date the business conducted by BLA immediately prior to Closing shall have been taken, made, or obtained. All other material Governmental Approvals or other actions that may be received or taken by WT or WTC and that are commercially necessary to consummate the Transactions hereunder shall have been received or taken.
     Section 11.7 Release of Guarantee. Each Seller shall have received a written release from all of its obligations under the Guarantee.
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     Section 11.8 Tail Insurance Coverage. BLA shall have purchased the “tail” insurance coverage contemplated by Section 9.7 hereof, and such insurance coverage shall be in effect.
ARTICLE 12
INDEMNIFICATION
     Section 12.1 Indemnification by Sellers. Each Seller shall severally defend, indemnify, save, and hold harmless WT and its Affiliates and the shareholders, members, directors, officers, employees, successors, assigns, agents, advisers, and representatives of each of the foregoing (the “WT Indemnitees”), from and against, any and all direct or third-party actions, suits, claims, proceedings, demands, assessments, obligations, fees, judgments, costs, losses, liabilities, damages, deficiencies, and expenses (including, without limitation, interest, penalties, reasonable attorneys’ and accountants’ fees, and all reasonable amounts paid in the investigation, defense, or settlement of any of the foregoing) (collectively, “Losses”) incurred in connection with, arising out of, or resulting from:
          (a) a breach of a representation or warranty when made or deemed made by BLA or such Seller under this Agreement or in a certificate delivered by BLA or such Seller under this Agreement;
          (b) a breach or non-fulfillment of an obligation of such Seller under this Agreement, or a breach or non-fulfillment of an obligation of BLA applying at or before the Closing under this Agreement; or
          (c) any liabilities or obligations arising out of or alleged to exist (1) under or with respect to the Simmons Letter Agreement or (2) to Berkshire under or in respect of that certain engagement letter dated February 28, 2006 between BLA and Berkshire in excess of the payment to be made at Closing pursuant to Section 10.19.
     Section 12.2 Indemnification by WT. WT shall defend, indemnify, save and hold harmless each Seller and its Affiliates, officers, directors, employees, shareholders, members, successors, assigns, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and shall pay or reimburse the Seller Indemnitees for, any Losses incurred in connection with, resulting from, or arising out of:
          (a) a breach of a representation or warranty when made or deemed made by WT or WTC under this Agreement or in a certificate delivered by WT or WTC under this Agreement; or
          (b) a breach or non-fulfillment of an obligation of WT or WTC under this Agreement, or a breach or non-fulfillment of an obligation of WT or WTC applying after the Closing under this Agreement.
     Section 12.3 Limitation of Liability.
          (a) Subject to paragraphs (b) through (e) below, the Sellers shall not be required to indemnify WT hereunder with respect to claims for Losses under Section 12.1:
               (1) unless such claim or series of related claims for which WT is otherwise entitled to indemnification pursuant to Section 12.1 exceeds [*] (the
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“Minimum Claim Amount”) (it being understood and agreed that the Sellers shall not be liable for any Losses with respect to any claim or series of related claims in the event that such Losses are less than the Minimum Claim Amount); and
               (2) unless the aggregate amount of Losses for which WT is otherwise entitled to indemnification pursuant to Section 12.1 exceeds [*] (the “Deductible Amount”) (it being understood and agreed that (A) any claim or series of related claims for Losses of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as a deductible, and the Sellers shall not be liable for any Losses less than the Deductible Amount for which WT is otherwise entitled to indemnification.
          (b) Subject to paragraphs (c) through (e) below, (1) the aggregate Losses payable by the Sellers pursuant to Section 12.1 above with respect to all claims for indemnification shall not exceed an amount equal to [*] (the “Maximum Amount”), and (2) the aggregate Losses payable by each Seller pursuant to Section 12.1 above with respect to all claims for indemnification shall not exceed an amount equal to the Maximum Amount multiplied by such Seller’s Pro Rata Share. Notwithstanding anything contained in this Agreement to the contrary, (A) each Seller shall be liable only for such Seller’s Pro Rata Share of Losses for which the Sellers may be liable to WT Indemnitees under this Agreement, and (ii) neither Seller shall be liable for a breach or non-fulfillment of an obligation of the other Seller under this Agreement.
          (c) Subject to paragraph (d) below, no action or claim for Losses pursuant to Section 12.1(a) or Section 12.2(a) shall be brought or asserted after the date that is 18 months from the Closing Date.
          (d) The limitations set forth in paragraph (c) above shall not apply to any Losses arising from a breach of the representations and warranties contained in Sections 4.19 and 5.2 or to any Losses resulting from or arising under Sections 12.1(b) or 12.2(b), provided, however, that no Party shall be liable for any Losses arising from a breach of the representations and warranties contained in Sections 4.19 and 5.2 or arising under Sections 12.1(b) or 12.2(b) unless the Party asserting a claim for such Losses has asserted such claim prior to the expiration of the applicable statute of limitations.
          (e) The amount of any Losses for which indemnification is provided for under this Article 12 shall be net of (1) any amounts recovered by a Party or its Affiliates as a result of any indemnification by any third party, (2) any insurance proceeds or other amounts received by a Party or its Affiliates from third parties with respect to such Losses and (3) any net Tax benefit actually realized by a Party or their Affiliates from the incurrence or payment of any such Losses. In computing the amount of any such Tax benefits, the Party and their Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses for which indemnification is provided under this Article 12. For purposes of this Agreement, each party and any of its Affiliates shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Party or such Affiliate is reduced below the amount of Taxes that such Party or such Affiliate would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses for which indemnification is provided under this Article 12. Each Party agrees to use commercially reasonable efforts to make any claims for insurance, tax benefits and/or indemnification available from a third party(ies) with respect to Losses for which it will seek indemnification hereunder and to
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diligently pursue such claims in good faith. If any such insurance proceeds and/or other amounts are received by an Indemnified Party after payment by an Indemnified Party of any amount otherwise required to be paid to the Indemnified Party pursuant to this Article 12, the Indemnified Party shall repay to the Indemnifying Party, promptly after receipt of such insurance proceeds and/or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Article 12 had such insurance proceeds and/or other amounts been received by the Indemnified Party prior to such Indemnifying Party’s payment under this Article 12.
          (f) Any indemnification payments made by any of the Sellers pursuant to this Article 12 shall be treated by all Parties as an adjustment to the final Purchase Price hereunder.
     Section 12.4 Defense of Claims. If any action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action is filed or initiated by a third party against an Indemnified Party with respect to a matter subject to an indemnification claim by that Indemnified Party, the Indemnified Party shall give written notice thereof to the Indemnifying Party or Parties as promptly as practicable, and in any event within 20 days after service of the citation or summons, but the failure of an Indemnified Party to give notice shall not affect an Indemnifying Party’s obligation to fulfill its indemnification obligations except to the extent that this failure actually and materially prejudices the Indemnifying Party’s rights. After that notice and a reasonable period of time to allow for analysis of the claim, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnity hereunder for all Losses of the Indemnified Party in connection with that action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action, the Indemnifying Party shall be entitled, if it so elects and with counsel reasonably satisfactory to the Indemnified Party, to take control of the defense and investigation of that action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action and to employ and engage attorneys to handle and defend the same, at the Indemnifying Party’s cost, risk, and expense, except that, if the Indemnifying Party elects not to assume that defense or counsel for the Indemnified Party determines in good faith and advises the Indemnifying Party in writing that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that (a) the Indemnifying Party shall be obligated pursuant to this Section 12.4 to pay for only one firm of counsel (unless the use of one counsel for that Indemnified Party would present that counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, and (b) the Indemnifying Party shall cooperate in the defense of any such matter and make its records relating to the defense available to others. If the Indemnifying Party assumes the control of that defense, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request and cost, risk, and expense, with the Indemnifying Party and its attorneys in the investigation, trial, and defense of the action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost, participate in the investigation, trial, and defense of that action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action and any appeal arising therefrom. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action, furnish the Indemnified Party with all documents and information the Indemnified Party reasonably requests in connection therewith, and consult with the Indemnified Party before acting on major matters involved in that action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action, including settlement discussions. Unless the Indemnified Party receives a complete release from all matters involved in the dispute or the judgment or settlement is only for monetary damages that the Indemnifying Party pays in full, no settlement or consent to entry of a judgment of any action for which indemnification may be payable hereunder shall be made without the prior written consent of the Indemnified Party (not to be unreasonably withheld). The Indemnified Party shall be entitled to defend, settle, or proceed in such other manner as it deems fit, in its sole discretion, in connection with any action, suit, claim, proceeding, demand, assessment, or enforcement action with respect to which the Indemnifying Party has not acknowledged its obligations in writing in accordance with the foregoing; and no reasonable action taken by the Indemnified Party in connection therewith shall affect or limit the obligations of the Indemnifying Party pursuant to this Section 12.4.
     If the Indemnifying Party assumes the control of the defense as provided above but subsequently, in the course of defending the matter, comes to believe that the matter is not properly an obligation of that Indemnifying Party, the Indemnifying Party may with reasonable promptness advise the Indemnified Party of that new information. In that case, (a) if the Indemnified Party then agrees with the Indemnifying Party, the Indemnifying Party and the Indemnified Party shall make mutually satisfactory arrangements for the Indemnified Party to assume the defense of that matter and to repay the Indemnifying Party for any amounts reasonably expended by it pursuant to this Article 12 with respect to that matter, and (b) if the Indemnified Party does not then agree with the Indemnifying Party, the Indemnifying Party shall have the right to commence legal proceedings to determine whether the matter is subject to indemnification by the Indemnifying Party; provided that, in the case of the foregoing clause (b), the Indemnifying Party shall continue to be obligated to defend the Indemnified Party with respect to that matter and to otherwise make the payments required by this Article 12 until that dispute is finally adjudicated by a court of competent jurisdiction and all rights to appeal with respect thereto have expired.
     Section 12.5 Prompt Payment. Any indemnity payable pursuant to this Article 12 shall be paid within the later of ten days of the Indemnified Party’s request therefor or five days before the date on which the liability upon which the indemnity is based is required to be paid by the Indemnified Party.
     Section 12.6 Subrogation. If the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 12, the Indemnifying Party shall, upon payment of that indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Losses to which that indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article 12 in connection with such Loss.
     Section 12.7 Expiration of Representations and Warranties; Scope of Liabilities. Each of the representations and warranties of BLA, the Sellers, and/or WT contained in this Agreement shall irrevocably expire on the last day on which any action or claim for breach of such representation or warranty may be brought or asserted pursuant to Sections 12.3(c) or 12.3(d) (the “Expiration Date”). WT, on the one hand, and Sellers, on the other hand, acknowledge and agree that their sole remedy against the other Parties for any matter arising out of the Transactions is set forth in Section 12.1 or 12.2, as applicable, and that, except to the extent that a party has asserted a claim for indemnification prior to the applicable Expiration Date, it shall have no remedy against the other Parties for any breach of a representation or warranty made in this Agreement; provided that, notwithstanding the foregoing anything to the contrary herein, any party may bring an action hereunder for fraud. The Parties agree that the purpose of this Section 12.7 is to expressly provide that the Parties have no liability whatsoever to the others, except as set forth in Sections 12.1 and 12.2, as applicable, and accordingly agree that this Section 12.7 is to be construed broadly; provided that, notwithstanding the foregoing or anything to the contrary herein, any Party may bring an action hereunder for fraud. The Parties acknowledge that this Section 12.7 has been negotiated fully by them and that they would not have entered into this Agreement but for the inclusion of this Section 12.7. Each of the representations and warranties of the Parties contained in this Agreement shall survive the Closing. All covenants herein not fully performed shall survive the Closing Date and continue thereafter until fully performed.
ARTICLE 13
TERMINATION
     Section 13.1 Termination. This Agreement may be terminated:
          (a) by the mutual consent of WT and Sellers;
          (b) by WT or Sellers at any time after August 31, 2007 if for any reason the Transactions have not been consummated by that date and the failure to consummate those Transactions is not caused by a material breach of this Agreement by WT, if WT seeks to terminate this Agreement pursuant to this Section 13.1(b), or either Seller or BLA, if Sellers seek to terminate this Agreement pursuant to this Section 13.1(b), unless this date is extended by the mutual written consent of WT and the Sellers;
          (c) by WT if a Seller or BLA has materially breached any of its representations, warranties or obligations in this Agreement and, with respect to a breach of the representations and warranties in Sections 4.1 and 5.1, such breach would reasonably be expected to have a Material Adverse Effect on BLA and (if not a willful breach) has not cured this breach within ten (10) Business Days of receiving notice of the breach, provided that WT and WTC have performed and complied, in all material respects, with their representations, warranties and obligations required by this Agreement to have been performed or complied with before this time;
          (d) by a Seller, if WT or WTC has materially breached any of its representations, warranties or obligations in this Agreement and, with respect to a breach of the representations and warranties in Article 6, such breach would be reasonably expected to have a Material Adverse Effect on WT or WTC and (if not a willful breach) has not cured this breach within ten (10) Business Days of receiving notice of the breach, provided that the Sellers and BLA have performed and complied, in all material respects, with their representations, warranties and obligations required by this Agreement to have been performed or complied with before this time;
          (e) by a Seller by written notice to WT, on the one hand, or by WT, by written notice to the Sellers, on the other hand, if consummation of the Transactions would violate a final non-appealable order of a federal or state court; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by the Governmental Authority that would make the consummation of the Transactions illegal; and
          (f) by WT within five (5) Business Days after any Schedule Update is delivered by BLA if such Schedule Update discloses matters or events that would reasonably be expected to have a Material Adverse Effect on BLA.

     Section 13.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 13.1, it will become null and void immediately and there will be no liability or obligation to any Person in respect of the Agreement or of the Transactions on the part of any Party, or a Party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners or Affiliates, except that the provisions of Sections 9.2, 9.3, 9.5, and 13.2 and Article 14 shall remain in full force and effect and shall survive any termination of this Agreement and except that each Party shall remain liable for any willful breach of this Agreement prior to its termination.
ARTICLE 14
MISCELLANEOUS
     Section 14.1 Waivers. Any waiver of any term or condition or of the breach of any covenant, representation, or warranty in this Agreement in any one instance shall not operate as or be deemed to be a further or continuing waiver of any other breach of that term, condition, covenant, representation, or warranty or any other term, condition, covenant, representation, or warranty. No failure or delay at any time to enforce or require performance of any provision hereof shall operate as a waiver of or affect in any manner that Party’s right at a later time to enforce or require performance of that provision or any other provision hereof. No such waiver, unless by its own terms it explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived, and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom that waiver is claimed in all other instances or for all other purposes to require full compliance.
     Section 14.2 Modifications. Except as otherwise expressly provided in this Agreement, neither this Agreement (including the exhibits and schedules hereto) nor any term hereof or thereof may be changed, amended, modified, waived, discharged, or terminated except to the extent the same is evidenced in writing and duly executed by the party against whom enforcement of that change, waiver, discharge, amendment, termination or modification is sought.
     Section 14.3 Further Assurances. Each Party agrees at its own expense to execute all further instruments and documents and to take all additional actions as any other Party may reasonably require in order to effectuate the terms and purposes of this Agreement and the Transactions.
     Section 14.4 Governing Law; Consent to Jurisdiction. This Agreement shall be construed under and governed by Delaware law, without giving effect to the choice or conflicts of law provisions thereof to the extent those rules are not mandatorily applicable by statute and would require or permit the application of another jurisdiction’s laws. The Parties hereby agree to submit to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement.
     Section 14.5 Notices.
          (a) All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be (w) mailed by first-class,

registered or certified mail, return receipt requested, postage prepaid, (x) transmitted by hand delivery, (y) mailed by Federal Express, or (z) sent by facsimile, addressed as follows:
(1)	If to WT and WTC, to:

Wilmington Trust FSB Rodney Square North 1100 North Market Street Wilmington, DE 19890 Attention: Rodney P. Wood, President
with a copy to:
Wilmington Trust FSB Rodney Square North 1100 North Market Street Wilmington, DE 19890 Attention: Gerard A. Chamberlain, Esquire Secretary
(2)	If to Sellers, to:

Bingham McCutchen LLP 150 Federal Street Boston, MA 02110-1726 Attention: Jay S. Zimmerman, Chair Fax: 617-951-4960

with copies to:
Floyd I. Wittlin, Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 Fax: 212-702-3625
and

Legg Mason, Inc. 100 Light Street Baltimore, MD 21202-1099 Attention: Peter L. Bain, Senior Executive Vice-President Fax: (410) 454-3686

with copies to:

Legg Mason, Inc. 100 Light Street Baltimore, MD 21202-1099 Attention: General Counsel Fax: (410) 454-4607
(3)	If to BLA, to:

Bingham Legg Advisers LLC 45 Milk Street Boston, MA 02109 Attention: Chief Executive Officer Fax: 617-457-2025

with copies to:
Floyd I. Wittlin, Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 Fax: 212-702-3625
or, in each case, such other address as may be specified in writing to the Party giving notice in accordance with this Section 14.5.
          (b) All such notices, requests, demands and other communications shall be deemed to have been received:
               (i) if mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; on the third Business Day after mailing;
               (ii) if transmitted by hand delivery, on the day of delivery;
               (iii) if mailed by Federal Express, on the Business Day after mailing; and
               (iv) if sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction, on the next Business Day of transmission.
     Section 14.6 Assignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party to any other Person without the prior written consent of the other Parties, except that WT may, with notice to the other Parties, assign any or all of its interests in this Agreement and its rights and obligations hereunder to any Person directly or indirectly wholly owned by WTC or one of its Affiliates. This Agreement shall be binding upon, enforceable by, and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 14.7 Captions and Sections; Schedule and Exhibit References. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. Unless otherwise specified, references to a Section, Schedule or

Exhibit in this Agreement are references to a Section of, or Schedule or Exhibit to, this Agreement.
     Section 14.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by Applicable Law, by omitting that invalid or unenforceable provision.
     Section 14.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signature page forwarded as a facsimile or electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.
     Section 14.10 No Third-Party Beneficiaries. Except as provided in (a) Sections 7.5 and 7.6 (with respect to WT’s Affiliates), (b) Section 13.2 (with respect to the limitation of liability on termination of this Agreement), and (c) Article 12 (with respect to indemnification), nothing in this Agreement confers any rights on any Person except the Parties and their successors and permitted assigns.
     Section 14.11 Remedies for Section 9.2. Each Receiving Party acknowledges that any breach or attempted breach by that Party of the provisions of Section 9.2 will cause irreparable harm to the Disclosing Party, for which monetary damages will not be an adequate remedy. Accordingly, each Disclosing Party shall be entitled to apply for and obtain injunctive relief (temporary, preliminary, and permanent) to restrain the breach or threatened breach by a Receiving Party of, or otherwise to specifically enforce, any provision of Section 9.2, without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other right or remedy that may be available to the Disclosing Party for that breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction. Each Receiving Party further agrees that the subject matter and duration of the restrictions covered in Section 9.2 are reasonable in light of the facts as they exist today.
     Section 14.12 Integration. This Agreement (as it may be amended from time to time), together with the other Transaction Documents executed by one or more of the Parties and delivered to the other Parties in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, oral or written, express or implied, with respect thereto.
     Section 14.13 Fees and Expenses.
          (a) The Sellers shall bear all expenses, costs and fees incurred by the Sellers and, up to the Closing, BLA in connection with the Transactions, including, without limitation, (1) all attorneys’, brokers’ and auditors’ fees incurred by BLA or the Sellers (other than such amounts as are payable to Berkshire by WT in accordance with Section 10.19 hereof)), (2) all expenses incurred by BLA or the Sellers in connection with the filings and submissions, and obtaining the consents and approvals from the Governmental Authorities and Client Consents, referred to in Section 9.1(b) and Section 7.1, (3) all expenses incurred by BLA and the Sellers in connection with preparing, executing and delivering this Agreement and complying with it, whether or not the Transactions are consummated; and (4) all amounts payable under the Simmons Letter Agreement.
          (b) WT shall bear all expenses, costs and fees incurred by WT and WTC in connection with the Transactions, including, without limitation, (i) all attorneys’, brokers’ and auditors’ fees incurred by WT and WTC (and the amounts payable to Berkshire in accordance with Section 10.19 hereof), (ii) all expenses incurred by WT and WTC in connection with the filings and submissions, and obtaining the required Governmental Authority approvals, referred to in Section 9.1(a) and (iii) all expenses incurred by WT and WTC in connection with preparing, executing and delivering this Agreement and complying with it, whether or not the Transactions are consummated.
     Section 14.14 Tax Matters. WT and the Sellers acknowledge that the purchase of the LLC Interests shall terminate BLA for U.S. federal income tax purposes under Section 708 of the Code. WT and the Sellers will (and will cause BLA to) report the Transactions on all relevant tax returns in a manner consistent with Internal Revenue Service Ruling 99-6. All items of income, gain, loss, deduction and credit of BLA shall be apportioned for federal, state and local Tax purposes on the basis of an interim closing of the books as of the Closing. WT and the Sellers will, and will cause their respective Affiliates (including BLA) to, prepare all relevant tax returns in a manner consistent with this Section 14.14, and will not, and will not permit their respective Affiliates (including BLA) to, maintain any Tax position in connection with a government audit or other dispute or inquiry with respect to Taxes that is inconsistent with this Section 14.14.
     Section 14.15 Limitation on Damages. Notwithstanding any provision of this Agreement, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, including, for any claim based upon any multiplier of a Party’s earnings before interest, tax, depreciation or amortization, or any similar valuation metric, unless arising out of a claim for fraud.
     Section 14.16 WTC Guarantee. WTC hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual payment and performance by WT and its successors and assigns of all obligations of WT and its successors and assigns under this Agreement. Sellers shall not be required to proceed first against WT or its successors or assigns before proceeding against WTC in respect of claims brought pursuant to the Agreement. The obligations of WTC shall not be discharged, impaired or affected in any way, except to the extent that WT’s obligations would be discharged, impaired or affected by any act or thing which would operate as a discharge of WTC as a matter of law.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BINGHAM MCCUTCHEN LLP
By:
	Name:	Jay S. Zimmerman
	Title:	Chairman

LEGG MASON, INC.
By:
	Name:	Peter L. Bain
	Title:	Senior Executive Vice President

BINGHAM LEGG ADVISERS LLC
By:
	Name:	Jay S. Zimmerman
	Title:	Chairman

WILMINGTON TRUST FSB
By:
	Name:	Rodney P. Wood
	Title:	Chairman and Chief Executive Officer

WILMINGTON TRUST CORPORATION
By:
	Name:	Rodney P. Wood
	Title:	Executive Vice President